COAST DENTAL [LOGO]                                               EXHIBIT (a)(1)

                           COAST DENTAL SERVICES, INC.
                   OFFER TO PURCHASE FOR CASH ALL OUTSTANDING
                           SHARES OF COMMON STOCK FOR
                               $4.50 NET PER SHARE

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 1, 2003, UNLESS THE OFFER IS EXTENDED.

      Coast Dental Services, Inc., a Florida corporation ("Coast Dental"), invites its shareholders to tender Shares of its common stock, $.001 par value per share (the "Shares"), at $4.50 per Share, net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with this Offer to Purchase constitutes the "Offer").

      Following completion of the Offer, and due to the very small shareholder base, the infrequent trading activity of the Shares and certain other factors described in this Offer to Purchase, we intend to delist the Shares from trading on the Nasdaq SmallCap Market ("Nasdaq") and to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If this occurs, Coast Dental will become a private company and there will be no public market for the Shares. The purpose of the Offer is to provide shareholders with liquidity for the Shares prior to delisting and deregistration for a price that a Special Committee consisting of independent members of the Board of Directors has determined to be fair to Coast Dental's shareholders other than the Continuing Shareholders (as defined below). Although the Offer is being made to all holders of Shares, Terek Diasti, Chairman of the Board of Directors and Chief Executive Officer of Coast Dental, Adam Diasti, President and a director of Coast Dental, and the Diasti Family Limited Partnership, (collectively referred to in this document as the "Continuing Shareholders") who beneficially own approximately 52% of the aggregate number of Shares currently issued and outstanding, including all Shares issuable pursuant to currently exercisable stock options, have advised us that they do not intend to tender any Shares pursuant to the Offer.

      The Offer is conditioned on, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) a sufficient number of Shares such that we would have fewer than 300 shareholders of record and beneficial owners of Shares following the Offer (the "Minimum Condition"). We reserve the right to waive the Minimum Condition and all other conditions to the Offer. All Shares properly tendered and not withdrawn will be purchased at the Purchase Price, on the terms and subject to the conditions of the Offer.

      The Shares are traded on Nasdaq under the ticker symbol "CDEN." On February 28, 2003, the last day the Shares were traded on Nasdaq before the printing of this Offer to Purchase, the last reported sales price of the Shares on Nasdaq was $4.50 per Share. We urge you to obtain current market quotations for the Shares.

      A summary of the principal terms of the Offer appears on pages 1-6 of this Offer to Purchase.

      A SPECIAL COMMITTEE CONSISTING OF INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS OF COAST DENTAL HAS APPROVED THE OFFER. HOWEVER, NONE OF COAST DENTAL, THE SPECIAL COMMITTEE, OUR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE THE DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES

COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should direct questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal to the Information Agent at its address and phone number set forth below.

      THE INFORMATION AGENT FOR THE OFFER IS:

                         MACKENZIE PARTNERS, INC. [LOGO]

                            MACKENZIE PARTNERS, INC.
                               105 MADISON AVENUE
                               NEW YORK, NY 10016
                                 (800) 322-2885

               The Date of this Offer to Purchase is March 4, 2003

                                TABLE OF CONTENTS

SUMMARY TERM SHEET.........................................................................        1

INTRODUCTION...............................................................................        8

SPECIAL FACTORS............................................................................       11
           1.     Background and Purpose of the Offer; Certain Effects of the Offer; Plans
                   of Coast Dental After the Offer.........................................       11
           2.     Rights of Shareholders in the Second-Step Transaction....................       15
           3.     Position of the Special Committee and Our Board; Fairness of the Offer...       16
           4.     Opinion of Capitalink, L.C...............................................       18
           5.     Interests of Certain Persons in the Offer and the Second-Step Transaction       27
           6.     Beneficial Ownership of Shares...........................................       29
           7.     Fees and Expenses........................................................       30

THE TENDER OFFER...........................................................................       31
           1.     Terms of the Offer; Expiration Date......................................       31
           2.     Acceptance for Payment and Payment for Shares............................       32
           3.     Procedures for Tendering Shares..........................................       33
           4.     Withdrawal Rights........................................................       35
           5.     Certain Federal Income Tax Consequences..................................       36
           6.     Price Range of Shares; Dividends; Stock Repurchases......................       38
           7.     Certain Information Concerning Coast Dental..............................       38
           8.     Financing of the Offer...................................................       44
           9.     Dividends and Distributions..............................................       45
           10.    Effect of the Offer on the Market for the Shares; NASDAQ Listing and
                   Exchange Act Registration...............................................       45
           11.    Certain Conditions of the Offer...........................................      46
           12.    Certain Legal Matters and Regulatory Approvals............................      46
           13.    Fees and Expenses.........................................................      46
           14.    Available Information.....................................................      47
           15.    Miscellaneous.............................................................      48

SCHEDULE I     Directors and Executive Officers of Coast Dental

SCHEDULE II    Opinion of Capitalink, L.C.

SCHEDULE III Summary of Shareholder Appraisal Rights and Text of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business
               Corporation Act


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                               SUMMARY TERM SHEET

      We are offering to purchase any and all of our outstanding shares of common stock, par value $.001 per share, at a price, net to the seller in cash, without interest, of $4.50 per share. Throughout this document we refer to Coast Dental Services, Inc. as "Coast Dental," "we" or "us" and we refer to Terek Diasti, Adam Diasti and the Diasti Family Limited Partnership collectively as the "Continuing Shareholders." The following are some of the questions that you may have regarding the tender offer and answers to those questions. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this document. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the Sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

      - Coast Dental is offering to buy back your shares of common stock in a self-tender offer. See "Introduction" and "The Tender Offer - Terms of the Offer; Expiration Date."

WHO IS THE TENDER OFFER BEING MADE TO?

      - The tender offer is being made to all holders of outstanding Coast Dental common stock. However, we have been advised that the Continuing Shareholders composed of Terek Diasti, Chairman of the Board of Directors and Chief Executive Officer of Coast Dental, Adam Diasti, President and a director of Coast Dental, and the Diasti Family Limited Partnership, who as a group beneficially own approximately 52% of the outstanding shares of common stock currently issued and outstanding, including all shares issuable pursuant to currently exercisable stock options, do not intend to tender any of their shares pursuant to the tender offer. See "Special Factors - Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Coast Dental After the Offer" and "Special Factors - Interests of Certain Persons in the Offer and the Second-Step Transaction."

HOW MUCH IS COAST DENTAL OFFERING TO PAY FOR THE SHARES AND WHAT IS THE FORM OF PAYMENT?

      - We are offering to purchase all the issued and outstanding shares of common stock, or any lesser number of shares properly tendered, for $4.50 per share, net to you, in cash, without interest. We will not offer, nor will we pay different prices to different shareholders. See "Introduction" and "The Tender Offer - Terms of the Offer; Expiration Date."

WHAT IS THE PURPOSE OF THE TENDER OFFER?

      - The purpose of the tender offer is to provide Coast Dental shareholders with value and liquidity for their shares at a price the Special Committee has determined to be fair to Coast Dental shareholders (other than the Continuing Shareholders). Other purposes for the tender offer are set forth in "Introduction" and "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Coast Dental After the Offer."

WHY WAS A SPECIAL COMMITTEE FORMED?

      - Because the Continuing Shareholders are on the Board of Directors, are executive officers of Coast Dental and have an interest in the tender offer, the Board of Directors formed a Special Committee consisting of disinterested, independent members of the Board of Directors.

WILL COAST DENTAL CONTINUE AS A PUBLICLY TRADED COMPANY?

      - No. Following the completion of the tender offer, we intend to delist our common stock from Nasdaq and terminate registration of our common stock under the Exchange Act, thus causing us


                                       1
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            to become a private company. See "Special Factors - Background and
            Purpose of the Offer; Certain Effects of the Offer; Plans of Coast Dental After the Offer" and "The Tender Offer - Effect of the Offer on the Market for Shares; NASDAQ Listing and Exchange Act Registration."

WHAT IS HAPPENING TO OUTSTANDING STOCK OPTIONS?

      - As part of the tender offer, we plan to accelerate the vesting of outstanding stock options so that all such stock options are fully exercisable. We will provide optionees, including Coast Dental directors and executive officers, with the opportunity to surrender such options in exchange for payment from us (subject to any applicable withholding taxes) in cash equal to the excess of the purchase price offered in this tender offer over the exercise price of such stock option. However, the Continuing Shareholders have advised us that they do not intend to exchange their stock options for payment from us in connection with this tender offer. See "Introduction" and "Special Factors - Interests of Certain Persons in the Offer and the Second-Step Transaction."

WILL I BE CHARGED ANY TRANSFER TAXES, FEES OR BROKERS COMMISSIONS ON MY SHARES PURCHASED BY COAST DENTAL?

      - We will pay all stock transfer taxes payable on the transfer of shares pursuant to the offer. However, if we are going to make payment of the purchase price to any person other than the registered holder or if any tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, then we will deduct from the purchase price the amount of any stock transfer taxes payable on account of the transfer, unless we receive satisfactory evidence that such taxes have been paid or there is an adequate exemption.

      - If you are the record owner of your shares and you tender shares to us, you will not have to pay any brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, then your broker or nominee may charge you a fee or commission for doing so. You should contact your broker or nominee to determine whether you will be charged a fee. See "The Tender Offer--Acceptance for Payment and Payment for Shares."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE TENDER OFFER? UNDER WHAT CONDITIONS CAN COAST DENTAL TERMINATE THE TENDER OFFER?

      - We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn prior to the expiration date will result in our having fewer than 300 shareholders of record and beneficial owners of shares.

      - We can terminate or amend the tender offer, in our reasonable discretion, if, among other things:

            - any lawsuit or other action by any governmental agency or other person is threatened or instituted that challenges or otherwise adversely affects our ability to make or complete the tender offer or could, in our sole judgment, materially affect our business;

            - we believe there are events which may have a material adverse effect on us;

            - the Special Committee or the Board of Directors concludes that the exercise of their fiduciary duties requires that we terminate the tender offer;

            - we believe there is a material adverse change in general market conditions; or

            -     we no longer have sufficient financing for the tender offer.


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

      - We reserve the right to waive any of the above conditions prior to expiration of the tender offer. Other conditions are set forth in "The Tender Offer--Certain Conditions of the Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE TENDER OFFER? CAN YOU EXTEND THE TENDER OFFER PAST THE INITIAL EXPIRATION DATE?

      - The tender offer to purchase your shares expires at 5:00 p.m., Eastern time, on April 1, 2003.

      - Yes, we can extend the tender offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See "The Tender Offer--Terms of the Offer; Expiration Date."

CAN YOU AMEND THE TERMS OF THE TENDER OFFER?

      - We reserve the right in our sole discretion to amend the tender offer in any respect. See "The Tender Offer--Terms of the Offer; Expiration Date."

HOW DO I FIND OUT IF YOU AMEND THE TERMS OF THE TENDER OFFER?

      - We will announce any amendment of the tender offer by making a public announcement of any amendment. We will announce any extension no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. In the event of a termination or postponement of the tender offer, we will also give written or oral notice to American Stock Transfer & Trust Company.

      - We will disseminate any public announcement promptly to you in a manner reasonably designed to inform you of the amendment. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service or other national business wire service. See "The Tender Offer--Acceptance for Payment and Payment for Shares."

HOW DO I GET PAID FOR MY TENDERED SHARES?

      - Assuming all of the conditions to the tender offer are met, we will pay for the shares accepted for payment by depositing the aggregate purchase price with American Stock Transfer & Trust Company as soon as practicable after the expiration date of the tender offer. American Stock Transfer & Trust Company will act as your agent and will transmit to you the payment for all shares accepted for payment. See "The Tender Offer--Acceptance for Payment and Payment for Shares."

HOW DO I TENDER MY SHARES?

      - To tender your shares, you must deliver your share certificates (as defined below), together with a completed Letter of Transmittal, to American Stock Transfer & Trust Company on or prior to the expiration date. If your shares are held in street name, you can tender the shares by your nominee through American Stock Transfer & Trust Company. For a more detailed explanation of the tendering procedures, see "The Tender Offer--Acceptance for Payment and Payment for Shares."

UNTIL WHEN CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

      - You can withdraw your tendered shares at any time on or prior to the expiration date. After the tender offer expires, the tender is irrevocable unless we have not accepted for payment your shares by 5:00 p.m., Eastern time, on April 1, 2003. See "The Tender Offer--Withdrawal Rights."


                                       3
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HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

      - To withdraw your shares, you must deliver a written, telegraphic or facsimile transmission of a notice of withdrawal to American Stock Transfer & Trust Company that specifies your name, the number of shares being withdrawn and the name of the registered holder of the shares, if different from the person who tendered the shares. If you have tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must also specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares. See "The Tender Offer--Withdrawal Rights."

WILL I HAVE TO PAY TAXES IF I SELL MY SHARES TO COAST DENTAL?

      - Yes, the receipt of cash in the tender offer in exchange for your shares will be a taxable transaction for federal, and most likely for state and foreign, income tax purposes as well. The receipt of cash in any subsequent short-form or long-form merger (depending upon the percentage of shares owned by the Continuing Shareholders following completion of the tender offer) or some other form of corporate transaction such as a reverse stock split (the "Second-Step Transaction") in which all of the shares not purchased in the tender offer would be exchanged for the same amount of cash per share that would have been received had such shares been tendered in the tender offer will also be a taxable transaction. We encourage you to consult with your own tax advisor about the particular effect the tender will have on you. See "The Tender Offer--Certain Federal Income Tax Consequences."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      - On February 28, 2003, the last full trading day before the printing of this Offer to Purchase, the closing price per share of the common stock on Nasdaq was $4.50. We encourage you to obtain a current market quotation for your shares before deciding whether to tender your shares. See "The Tender Offer--Price Range of Shares; Dividends; Stock Repurchases."

WHAT DOES THE SPECIAL COMMITTEE THINK OF THE TENDER OFFER?

      - The Special Committee has approved the tender offer and determined the price to be offered for the shares to be fair. However, neither the Special Committee nor our Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares, and neither the Special Committee nor our Board of Directors has authorized any person to make any such recommendation.

            You are encouraged to make your own decision whether to tender your shares and, if so, how many shares to tender.

            See "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Coast Dental After the Offer" and "Special Factors--Interests of Certain Persons in the Offer and the Second-Step Transaction."

DID THE SPECIAL COMMITTEE RECEIVE ANY OPINIONS, APPRAISALS OR REPORTS REGARDING THE FAIRNESS OF THE TENDER OFFER?

      - Yes. The Special Committee received a written opinion, dated February 19, 2003, from Capitalink, L.C., to the effect that, as of that date and based on and subject to the assumptions and limitations contained in the opinion, the purchase price per share of $4.50 to be received in the tender offer was fair, from a financial point of view, to all of the holders of shares of Coast Dental common stock (other than the Continuing Shareholders). See "Special Factors - Opinion of Capitalink, L.C."


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

DO ANY DIRECTORS OR EXECUTIVE OFFICERS OF COAST DENTAL INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER?

      - We have been advised that the Continuing Shareholders, which consist of Terek Diasti, Chairman of our Board of Directors and Chief Executive Officer of Coast Dental, and Adam Diasti, President and a director of Coast Dental, who, with the Diasti Family Limited Partnership, together as a group beneficially own approximately 52% of the outstanding shares of common stock (including all shares issuable pursuant to currently exercisable stock options) do not intend to tender any of their shares pursuant to the tender offer. As a result, upon consummation of the tender offer Terek Diasti and Adam Diasti will have an increased equity interest in Coast Dental.

      - All of our directors and executive officers that are not Continuing Shareholders intend to exercise their existing stock options and tender their underlying shares in the tender offer.

            See "Introduction," "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Coast Dental After the Offer" and "Special Factors--Interests of Certain Persons in the Offer and the Second-Step Transaction."

WHAT IS THE TOTAL AMOUNT OF FUNDS THAT COAST DENTAL WILL REQUIRE TO CONSUMMATE THE TENDER OFFER?

      - Assuming we purchase 1,024,423 shares in the tender offer at a purchase price of $4.50 per share, and all vested stock options (other than those held by the Continuing Shareholders) exercisable at a price below the purchase price are exercised and tendered, we expect the maximum aggregate cost, including all fees and expenses applicable to the tender offer, to be approximately $5,390,000. See "The Tender Offer--Financing of the Offer."

HOW WILL COAST DENTAL OBTAIN THE FUNDS TO MAKE PAYMENT?

      - We expect to obtain all necessary funds from our new term loan with CapitalSource Finance, LLC, which is guaranteed by the Diasti Family Limited Partnership, which permits us to use the proceeds to repurchase our stock, from our loan with the Diasti Family Limited Partnership and from available cash. We do not have any alternative financing plans if for any reason we are unable to borrow under these loans. See "The Tender Offer--Financing of the Offer" and "The Tender Offer--Certain Information Concerning Coast Dental."

IS THIS THE FIRST STEP IN A GOING-PRIVATE TRANSACTION?

      - Yes, the tender offer is the first step in a going-private transaction. The Continuing Shareholders will increase their ownership interest in Coast Dental if the tender offer is completed. If a sufficient number of shareholders of Coast Dental tender their shares, our common stock will no longer be quoted on Nasdaq and we intend to terminate the registration of our shares of common stock under the Exchange Act so we can become a private company.

WILL THE TENDER OFFER BE FOLLOWED BY A SECOND STEP TRANSACTION IF ALL THE SHARES OF COAST DENTAL COMMON STOCK ARE NOT TENDERED?

      - The Continuing Shareholders have indicated that they may engage in a Second-Step Transaction if all of the shares owned by our public shareholders are not tendered in the tender offer. The difference between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the tender offer. The Continuing Shareholders currently own a majority of the outstanding shares of Coast Dental common stock and may hold a greater percentage after the tender offer, and have indicated they will vote all of those shares in favor of a Second-Step Transaction. Under Florida law, the affirmative vote of a majority of the outstanding shares will be sufficient to approve the Second-Step Transaction.

IF I DECIDE NOT TO TENDER, BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

      - As indicated above, if the tender offer is completed, the shares of our common stock may no longer be eligible to be traded on Nasdaq or any other securities exchange, and we may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. In any event, the number of shareholders and the number of shares of common stock that are still in the hands of the public may be so small that there may be no active public trading market (or, possibly, any public trading interest) for our shares of common stock. Further, if deemed desirable by the Continuing Shareholders, the Continuing Shareholders may consummate a Second-Step Transaction in the form of a short-form or long-form merger (depending upon the percentage of the shares of common stock owned by the Continuing Shareholders following completion of the tender offer) or some other form of corporate transaction in which all shares of common stock not purchased in the tender offer would be exchanged for the same amount of cash per share that would have been received had such shares of common stock been tendered in the tender offer, subject to their right to pursue dissenters' rights under Florida law. Therefore, if a Second-Step Transaction takes place and you do not perfect your dissenters' rights, the difference between tendering your shares of common stock and not tendering such shares is that you will be paid earlier if you tender your shares in the tender offer. See "Introduction" and "Special Factors - Rights of Shareholders in the Second-Step Transaction. "

IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL OR DISSENTERS' RIGHTS?

      - No. Neither appraisal nor dissenters' rights are available in the tender offer. Although you do not have appraisal or dissenters' rights in the tender offer, you will have appraisal or dissenters' rights in the event you do not tender your shares and a Second Step Transaction occurs following completion of the tender offer. See "Special Factors - Rights of Shareholders in the Second -Step Transaction."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION WHETHER TO TENDER IN THE TENDER OFFER?

      - If you decide to tender your shares, we believe that our financial condition may be relevant because tendering your shares in the tender offer will end your ownership interest in Coast Dental including any chance to receive any future possible dividends or other payments. If you decide not to tender your shares, we believe that our financial condition may be a relevant factor to consider because we will have incurred a significant amount of debt in order to complete the tender offer. We have included in this offer document certain summary historical financial information. See "The Tender Offer - Certain Information Concerning Coast Dental." More comprehensive historical financial information is included in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the period ended September 30, 2002 that we filed with the Securities and Exchange Commission. You can obtain copies of these reports in the manner described in "The Tender Offer - Certain Information Concerning Coast Dental."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

      - You can contact MacKenzie Partners, Inc., our Information Agent for the tender offer, toll-free at (800) 322-2885, if you have any questions about the tender offer.

                                    IMPORTANT

      If you wish to tender all or any part of your shares, before the tender offer expires, you must:

- If the shares are registered in your name, follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to American Stock Transfer & Trust Company, the Depositary for the tender offer; or

- If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your shares and request that the nominee tender them for you.

      Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to expiration of the tender offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3.

      To properly tender shares, shareholders must validly complete the Letter of Transmittal.

      If you have questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact MacKenzie Partners, Inc., the Information Agent for the tender offer, at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY COAST DENTAL.

TO THE SHAREHOLDERS OF COAST DENTAL SERVICES, INC.:

                                  INTRODUCTION

      Coast Dental Services, Inc., a Florida corporation ("Coast Dental"), invites its shareholders to tender shares of its common stock, $.001 par value per share (the "Shares"), to Coast Dental at $4.50 per Share, net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the related Letter of Transmittal (which together with this Offer to Purchase constitutes the "Offer"). If as a result of the consummation of the Offer, we have less than 300 holders of record of our Shares, we intend to delist the Shares from trading on the Nasdaq Stock Market ("Nasdaq") and terminate registration under the Securities Exchange Act of 1934 (the "Exchange Act"). If this occurs, Coast Dental will become a private company and there will be no public market for the Shares. The purpose of the Offer is to provide shareholders with liquidity for their Shares prior to delisting and deregistration for a price that a special committee of disinterested independent members of our Board of Directors (the "Special Committee") has determined to be fair to Coast Dental shareholders other than Terek Diasti, Chairman of the Board of Directors and Chief Executive Officer of Coast Dental, Adam Diasti, President and a director of Coast Dental, and the Diasti Family Limited Partnership (who are collectively referred to in this document as the "Continuing Shareholders"). The Offer and withdrawal rights will expire at 5:00 p.m., Eastern time, on April 1, 2003, unless the Offer is extended. See "The Tender Offer--Terms of the Offer; Expiration Date."

      The Offer is conditioned on, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) a sufficient number of Shares such that we would have fewer than 300 shareholders of record and beneficial owners of Shares following the Offer (the "Minimum Condition"). We reserve the right to waive the Minimum Condition and the other conditions to the Offer. See "The Tender Offer--Certain Conditions of the Offer."

      All Shares properly tendered and not withdrawn will be acquired in the Offer at the Purchase Price, upon the terms and subject to the conditions of the Offer.

      Pursuant to the Offer, we will offer to purchase all the issued and outstanding Shares, including any Shares that are issued prior to the Expiration Date pursuant to conversion or exercise of outstanding stock options. At March 1, 2003, there were (a) 2,091,223 Shares issued and outstanding and (b) approximately 658,000 Shares reserved for future issuance pursuant to outstanding stock options. Prior to the announcement of the Offer, there were approximately 60 holders of record of the issued and outstanding Shares. Although the Offer is being made to all holders of Shares, the Continuing Shareholders, who beneficially own in the aggregate 1,086,800 Shares, or approximately 52% of the issued and outstanding Shares (including all Shares issuable pursuant to currently exercisable options), have advised us that they do not intend to tender any Shares pursuant to the Offer.

      As part of the Offer, we plan to accelerate the vesting of outstanding stock options so that all such options are fully exercisable and will provide optionees, including Coast Dental directors and executive officers, with the opportunity to surrender such options in exchange for payment from us (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of the Shares subject to any stock options and (y) the excess of the Purchase Price over the exercise price for such options, without any interest thereon. However, Terek Diasti, our Chief Executive Officer and Chairman of the Board and Adam Diasti, our President and a Director, have advised us that they do not intend to exercise their outstanding stock options in connection with the Offer. See "Special Factors - Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Coast Dental After the Offer" and "Special Factors - Interests of Certain Persons in the Offer and the Second-Step Transaction."

      NO APPRAISAL OR DISSENTERS' RIGHTS ARE AVAILABLE TO SHAREHOLDERS IN CONNECTION WITH THE OFFER. SEE "SPECIAL FACTORS - RIGHTS OF SHAREHOLDERS IN THE SECOND-STEP TRANSACTION."

      Following completion of the Offer, Coast Dental may engage in a second-step transaction pursuant to which all the remaining Public Shareholders (as defined below) would receive cash for their Shares ("Second-Step Transaction"). A Second-Step Transaction would require approval by the Board of Directors and may require approval by our shareholders, depending on the nature of the Second-Step Transaction. Since the Continuing


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Shareholders currently own a majority of the currently issued and outstanding
Shares of our common stock they will be able to control the outcome of any shareholder vote on a Second-Step Transaction. Shareholders who do not tender their Shares in the Offer would have the right to exercise dissenters' or appraisal rights in connection with a Second-Step Transaction. A copy of the Florida dissenters' rights statute is attached as Schedule III. It is contemplated that the consideration payable to shareholders other than the Continuing Shareholders (the "Public Shareholders) in any Second-Step Transaction, if one is initiated, would be cash in an amount equal to the Purchase Price. In the event a Second-Step Transaction occurs, the difference between tendering your Shares in the Offer and not tendering your Shares is that you will be paid earlier if you tender your Shares in the Offer. The Continuing Shareholders will own the entire equity interest in Coast Dental if a Second-Step Transaction is consummated. See "Special Factors - Rights of Shareholders in the Second-Step Transaction."

      In determining whether to proceed with the Offer, the Special Committee considered several factors, several of which are listed below (see "Special Factors--Position of the Special Committee and Our Board; Fairness of the Offer"):

      - The market for the Shares has historically been characterized by relatively low prices and low trading volumes.

      - The market for the Shares provides limited liquidity for shareholders to liquidate or add to their investments and has made it difficult for Coast Dental to attract institutional investors or research coverage. Additionally, because of the limited liquidity available, Coast Dental has been unable to utilize the public equity capital markets effectively as a source of financing.

      - There are considerable costs associated with remaining a publicly-traded company. In addition to the time expended by Coast Dental's management, the legal, auditing, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable.

      - Coast Dental currently has a small shareholder base for a publicly-traded company. The number of holders of record of Coast Dental is significantly less than the 300 minimum that is required for continued filing of periodic reports and other information pursuant to the Exchange Act.

      In determining whether the Purchase Price to be paid to you is fair, the Special Committee relied in part on an opinion dated February 19, 2003, rendered by Capitalink, L.C. ("Capitalink"), the Special Committee's financial advisor, to the effect that, and subject to the limitations contained therein, the $4.50 Purchase Price offered to all of the shareholders in the Offer is fair, from a financial point of view, to the shareholders (other than the Continuing Shareholders). See Schedule II.

      You will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to our purchase of the Shares pursuant to the Offer. We will pay all charges and expenses of American Stock Transfer & Trust Company (the "Depositary"), and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. The Offer provides those of you who are considering a sale of all or a portion of your Shares to sell those Shares for cash at the Purchase Price, when such Shares are tendered by the registered owner thereof directly to the Depositary, without the usual transaction costs associated with open market sales. See "Special Factors--Fees and Expenses" and "The Tender Offer--Fees and Expenses."

      THE SPECIAL COMMITTEE CONSISTING OF INDEPENDENT MEMBERS OF COAST DENTAL'S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF COAST DENTAL, THE SPECIAL COMMITTEE, OUR BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE THE DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT THE CONTINUING SHAREHOLDERS DO NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER.

      The term "Expiration Date" means 5:00 p.m., Eastern time, on April 1, 2003, unless and until we, in our sole discretion, extend the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by us, expires. See "The Tender Offer--Terms of the Offer; Expiration Date."

      The Purchase Price will be paid net to the tendering shareholder in cash, without interest thereon, for all Shares purchased. Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Coast Dental pursuant to the Offer. Those of you holding Shares through brokers or banks are urged to consult your brokers or banks to determine whether transaction costs are applicable if you tender Shares through the brokers or banks and not directly to the Depositary. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNTIED STATES FEDERAL INCOME TAX BACK-UP WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See "The Tender Offer--Certain Federal Income Tax Consequences."

      On February 28, 2003, the last day the Shares were traded before the printing of this Offer to Purchase, the last reported sales price of the Shares on Nasdaq was $4.50 per Share. See "The Tender Offer--Price Range of Shares; Dividends; Stock Repurchases."

      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


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

                                 SPECIAL FACTORS

1. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF COAST DENTAL AFTER THE OFFER

      Background of the Offer. The Board of Directors of Coast Dental (the "Board") believes that the public market has not shown much interest in Coast Dental Shares the past few years and that Coast Dental has been unable to realize the principal benefits of being a publicly-traded company. Coast Dental Shares are very thinly traded and provide little, if any, liquidity for shareholders, particularly those shareholders with larger equity positions in Coast Dental. During the twelve months prior to February 1, 2003, the average daily trading volume of our Shares has been less than 2,000 and on approximately 27% of the trading days there were no Shares traded. In addition, it is unlikely that Coast Dental could issue additional Shares to obtain financing because of the low trading price, low trading volume and illiquidity of the Shares.

      The Board also believes that there are considerable costs and detriments in remaining a publicly-traded company. In addition to the substantial time expended by Coast Dental management, the legal, auditing, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable and will likely increase significantly in the future as a result of the Sarbanes-Oxley Act of 2002. Additionally, management believes that required public disclosures under the Exchange Act give its competitors, some of which are not publicly-traded companies, certain information and insights about us that may help such competitors in competing against us.

      In late 2000, the Board considered the lack of benefits of Coast Dental's publicly-traded company status and formed an independent committee to consider and negotiate a going-private transaction with the Continuing Shareholders. The proposed transaction was abandoned in March 2001 due to various reasons including difficulties in obtaining the necessary financing to consummate such a transaction and the ability of Coast Dental to support the level of debt necessary to complete the transaction.

      On April 3, 2001, the closing stock price of Coast Dental Shares reached an all-time low of $0.62 per share. In April, May, June and early July of 2001, the closing prices of our Shares remained below the $1.00 per Share threshold required for continued listing on the Nasdaq National Market. In March of 2001, we were notified by Nasdaq that our stock would be delisted from the Nasdaq National Market because it failed to meet the minimum bid price and public float requirements for continued listing. Our shareholders approved a one-for-three stock split in July of 2001 which increased the per share trading price to above the $1.00 minimum bid price requirement. Since our Shares still failed to meet the minimum public float requirement, we were moved to the Nasdaq SmallCap Market for listing. On July 17, 2001, our Shares began trading on the Nasdaq SmallCap Market. (Except for the shares price information set forth above in this paragraph, all share amounts and price per share information contained in this Offer to Purchase reflect our one-for-three reverse stock split effective as of July 17, 2001).

      In July, 2001 the Board authorized an increase to the previous share repurchase program approved in 1999 from 500,000 Shares to 750,000 Shares. While Coast Dental was unable to repurchase any Shares in 2001, 2002 or 2003 due to its lower level of available cash, the market price of Coast Dental Shares was supported by the Continuing Shareholders' acquisition of an additional 148,433 Shares in open market purchases in May through October of 2001, at prices ranging from $2.60 to $3.00. Furthermore, for the past five years the Continuing Shareholders have not attempted to sell any of their Shares thus avoiding the downward pressure on market price which can be caused by insider stock sales.

      At its regularly scheduled meeting on October 30, 2002, the Board discussed Coast Dental's continuing prospects as a publicly-traded company in light of its operating losses, financial condition, liquidity and capital resources and recent stock prices and volume of trading. The Board discussed the fact that we were unlikely to be able to realize many of the potential benefits of being a publicly-traded company including the ability to obtain reasonable financing through the issuance of equity securities. The Board also noted that our future plans did not contemplate growing Coast Dental to the extent that the public markets would desire. The Board also discussed the downsides of remaining public, including the cost of legal, auditing, accounting and other fees associated with remaining a publicly-traded company and the competitive disadvantage of being required to disclose financial results and contractual agreements. As a result of such discussion, the Board concluded that Coast Dental should explore the possibility of becoming a private company.

      On December 19, 2002, the Board continued its discussion regarding the possibility of a going-private transaction, the various structures available, and the timing of the transaction. The Board was advised by management that a commitment for a $2,000,000 term loan to repurchase Shares had been obtained from a lender and that its majority shareholder, the Diasti Family Limited Partnership, had committed to loaning Coast Dental additional funds to repurchase Shares owned by the Public Shareholders. The Board was informed by legal counsel of the process involved in a going-private transaction and the fiduciary duties of the directors in connection with such transaction. The Board concluded that a proposed tender offer by Coast Dental to purchase all of the publicly held Shares at a premium of almost 20% above the previous day's closing price of $2.75 should be considered. In view of possible conflicts of interest involved in this type of transaction, the directors unanimously decided that it would be advisable to form a special committee of independent members of the Board consisting of Mr. Welch and Mr. Sontag, with Mr. Sontag as the Chairman of the Special Committee, to evaluate such proposal and to protect the interests of the Public Shareholders. Neither of these directors is employed by or affiliated with Coast Dental or the Continuing Shareholders or any of its affiliates (except in the capacity as a director of Coast Dental). It was agreed that it would be prudent for the Special Committee to retain an independent financial advisor and independent legal counsel to assist in reviewing any proposal by Coast Dental.

      A memorandum prepared by Coast Dental's legal counsel was then circulated to the Board proposing a self-tender by Coast Dental at a purchase price of $3.25 per Share. Through a unanimous written consent adopted on December 19, 2002, the Board formally authorized the appointment of the Special Committee to consider and negotiate any proposal by Coast Dental to purchase the Shares held by unaffiliated shareholders and to recommend whether such offer would be fair to and in the best interest of the other shareholders, and further authorized the Special Committee to retain an independent financial advisor and independent legal counsel to assist it in its review of any such proposal.

      On December 20, 2002, the Special Committee met to discuss the retention of independent legal and financial advisors. Between December 20, 2002 and January 2, 2003, the Special Committee interviewed several financial advisors and independent legal counsel. During the following weeks the Special Committee commenced the process of retaining an independent financial advisor, as well as independent legal counsel, and gathering information from Coast Dental for due diligence review and evaluation.

      The Special Committee then met on January 2, 2003 and retained independent legal counsel to advise it. At this meeting, independent legal counsel reviewed with the members their fiduciary duties under applicable law. Upon completion of this discussion, detailed discussions that the Special Committee had undertaken with financial advisors were reviewed and each financial advisor's qualifications were discussed.

      The Special Committee met on January 13, 2003 and formally retained Capitalink as its financial advisor in connection with a possible self-tender offer, going private transaction. The Special Committee and representatives of Capitalink then met with management of Coast Dental to obtain and discuss financial and other information.

      On January 31, 2003, the Special Committee and its independent legal counsel held a telephonic meeting with representatives of Capitalink and discussed the status of Capitalink's evaluation of Coast Dental.

      On February 6, 2003, the Special Committee and its independent legal counsel met with representatives of Capitalink and discussed Capitalink's preliminary report on the progress of its due diligence review to date and preliminary views as to various aspects of the proposed tender offer. Capitalink provided an extensive oral presentation to the Special Committee and stated that Coast Dental's initial proposed purchase price of $3.25 was inadequate in light of its preliminary analyses, but there was no discussion of the specific price per share that would be satisfactory. During the course of the presentation, the Special Committee raised numerous questions, which were responded to by Capitalink. After the presentation concluded, the Special Committee discussed among themselves and independent legal counsel the presentation and strategy for improving upon the initial proposed purchase price by Coast Dental of $3.25 per Share. The Special Committee informed Coast Dental that the price of $3.25 per Share was inadequate.

      On February 7, 2003, the Special Committee met and was informed by representatives of Coast Dental that Coast Dental had increased its proposed purchase price from $3.25 to $3.75. The Special Committee discussed this revised offer at length and then updated Capitalink on the increase in the purchase price. After completing a discussion with Capitalink, the Special Committee determined that further analysis from Capitalink would be required prior to responding to the revised purchase price.

      On February 11, 2003, the Special Committee, its independent legal counsel and Capitalink met to discuss the revised purchase offer. After extensive discussions, the Special Committee concluded that the $3.75 purchase price was unacceptable and voted unanimously to reject it. The Special Committee then invited a representative of Coast Dental and Coast Dental's legal counsel to join the meeting to discuss Capitalink's analysis. After an extensive presentation by Capitalink, Coast Dental raised the proposed purchase price to $4.25 per Share. After the representative of Coast Dental and Coast Dental's legal counsel left the meeting, the Special Committee discussed the revised purchase price at length and determined that the increased offer of $4.25 per Share was inadequate. The Special Committee, after discussions with Capitalink, made a counter-offer of $4.75 per Share which it communicated to Coast Dental.

      On February 14, 2003, the Special Committee was informed by representatives of Coast Dental that Coast Dental made a revised offer of $4.50 per Share and that this offer of $4.50 per Share was the final offer that Coast Dental was prepared to make. Capitalink informed the Special Committee that it had completed its analysis and it was prepared to render its fairness opinion based upon the $4.50 per Share price. After reviewing various factors that had been discussed over the past several weeks, the Special Committee voted to approve Coast Dental's offer of $4.50 per Share, subject to the receipt of a fairness opinion from Capitalink acceptable to the Special Committee.

      On February 19, 2003, Capitalink presented its written financial analysis to the Special Committee regarding the fairness of the price of the proposed transaction from a financial point of view and the Special Committee's independent legal counsel again reviewed with the Special Committee its fiduciary duties. Capitalink then delivered to the Special Committee its oral opinion, later confirmed in writing, to the effect that, as of that date, and subject to the assumptions and limitations stated in the opinion, the cash consideration of $4.50 per Share to be received in the tender offer by the Public Shareholders was fair from a financial point of view to those shareholders. After further discussion and deliberation of the analysis performed by Capitalink and the proposed terms of the tender offer, members of the Special Committee determined that the revised price of $4.50 per share, and the Offer, was fair to, and in the best interests of, Coast Dental's Public Shareholder's and voted unanimously to approve the Offer. The Special Committee also unanimously recommended approval of the Offer to the full Board at the next Board meeting. The Special Committee did not make any recommendation as to whether any shareholder should tender any or all such shareholder's Shares pursuant to the tender offer. It was the view of the Special Committee that each shareholder must make such shareholder's own decision whether to tender Shares and if so, how many Shares to tender.

      On February 20, 2003 and February 21, 2003, the Board held special meetings to discuss the events that had transpired. On February 20, 2003 the Special Committee and Capitalink made a presentation to the Board and the Board reviewed Capitalink's written report to the Special Committee and its fairness opinion. The Board asked questions and received answers regarding the Offer from the Special Committee, Capitalink and representatives of Coast Dental. The Special Committee advised the Board that it had approved the Offer and recommended to the Board that the Board approve the Offer. The Board adjourned the February 20th meeting to provide the directors with additional time to review and consider the Special Committee's recommendation and Capitalink's written report and opinion. The Board reconvened on the evening of February 21, 2003 to consider the Special Committee's recommendation. After extensive consideration and discussion, on February 21, 2003 the Board unanimously adopted the Special Committee's resolutions authorizing the Offer based on the Special Committee's determination that the Offer was fair and in the best interests of Coast Dental's Public Shareholders. The Board did not make any recommendation as to whether any shareholder should tender any or all such shareholder's Shares pursuant to the Offer due to the interest of the Continuing Shareholders in the Offer. It was the view of the Board that each shareholder must make such shareholder's own decision whether to tender Shares and if so, how many Shares to tender.


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

      After the close of regular trading on Nasdaq on February 21, 2003, Coast Dental issued a press release publicly announcing its intent to make the Offer.

      Reasons For and Purpose of the Offer. The Board has determined that it is the best interest of Coast Dental and its shareholders to terminate our status as a publicly traded company by delisting the Shares from Nasdaq and terminating the registration of the Shares under the Exchange Act. Following completion of the Offer, there will likely be no public market for our securities, and Coast Dental will no longer be required to file periodic reports with the Securities and Exchange Commission (the "Commission"). See "The Tender Offer - Effect of the Offer on the Market for the Shares; NASDAQ Listing and Exchange Act Registration." The purpose of the Offer is to provide shareholders with liquidity for the Shares prior to delisting and deregistration for a price that the Special Committee has determined to be fair to Coast Dental shareholders (other than the Continuing Shareholders).

      The Continuing Shareholders, who own approximately 51% of the aggregate number of Shares currently issued and outstanding, have advised us that they do not intend to tender any of the Shares beneficially owned by them in the Offer. The Offer, therefore, will enable the Continuing Shareholders to increase their proportionate ownership.

      Coast Dental considered alternative structures to effect the purchase of additional Shares including a merger, without a tender offer, and the purchase of Shares in the open market. In determining to proceed with the tender offer, Coast Dental noted that a tender offer was the most expeditious and efficient way to acquire additional Shares and provide cash value to the shareholders. In addition, in a tender offer, each shareholder will be able to determine individually whether to accept the price in the tender offer or alternatively not to tender their Shares.

      Certain Effects of the Offer; Plans of Coast Dental After the Offer. Consummation of the Offer and, if deemed desirable by Coast Dental and the Continuing Shareholders, the Second-Step Transaction will permit the Continuing Shareholders to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in us. Such benefits include management and investment discretion with regard to the future conduct of our business, the benefits of the profits generated by operations and increases, if any, in our value. Conversely, the Continuing Shareholders will bear the risk of any decrease in our value and losses generated by operations. If less than all of the Shares owned by the Public Shareholders are tendered pursuant to the Offer, and the Offer is consummated the Continuing Shareholders will implement the Second-Step Transaction, in which the Shares of such remaining Public Shareholders would be converted into the right to receive cash in an amount equal to the Purchase Price, and the Continuing Shareholders would thereafter own the entire equity interest in Coast Dental. See "Special Factors - Interests of Certain Persons in the Offer and the Second-Step Transaction."

      If the Offer and the Second-Step Transaction are consummated, the Continuing Shareholders will have a 100% interest in our net book value and net losses (which would equal approximately $47.3 million and $(0.9) million respectively, based on our unaudited condensed financial statements as of and for the nine-month period ended September 30, 2002). Currently, the Continuing Shareholders have an approximate 51% interest in such net book value and net losses (approximately $24.1 million and $(0.45) million, respectively, based on our unaudited condensed financial statements as of and for the nine-month period ended September 30, 2002). Consummation of the Offer and the Second-Step Transaction also will allow the Continuing Shareholders to recapitalize Coast Dental by increasing our debt to equity ratio, thereby leveraging their equity investment to a degree that might not be appropriate for us as a public company. Such high leveraging entails high risks to equity investors and may have an adverse effect on our earnings and value.

      The Second-Step Transaction could be implemented through a merger or some other form of corporate transaction. Under the Florida Business Corporation Act ("FBCA"), the approval of our Board of Directors and the affirmative vote of a majority of the Shares will be required to approve a long-form merger. Currently, the Continuing Shareholders own approximately 51% of the aggregate number of Shares issued and outstanding, and, therefore, they have sufficient voting power to cause the approval and adoption of a long-form merger without the affirmative vote of any of our other shareholders, regardless of whether the Offer is consummated. Furthermore, shareholder approval would not be required for a short-form merger, where a shareholder owns at least 80% or more of the Shares that remain outstanding following completion of the Offer, a short-form merger may be effected, without a vote of our shareholders. If, however, the percentage of ownership of the Continuing Shareholders following completion of the Offer is less than 80% of the Shares then outstanding, a vote of our shareholders would be required, and a longer period of time may be required to effect such merger. See "Special Factors - Rights of Shareholders in the Second-Step Transaction." We have reserved the right to reissue any of the Shares in the Offer to the Continuing Shareholders as repayment of their loan to us in which event such reissuance of Shares to the Continuing Shareholders would have the effect of increasing their percentage ownership at a greater rate than would occur if we retired the Shares. The consideration payable to the Public Shareholders in the Second-Step Transaction would be cash in an amount equal to the Purchase Price. See "Special Factors - Rights of Shareholders in the Second-Step Transaction."

      Following completion of the Offer, we intend to delist the Shares from trading on Nasdaq and will terminate the registration of the Shares under the Exchange Act. As a result, we will have no publicly-traded equity securities outstanding, and we will no longer file periodic reports with the Commission. Coast Dental will become a private company, and the Continuing Shareholders will succeed to a more dominant equity interest in us and may acquire any remaining equity interest in us by causing us to affect the Second-Step Transaction. After the completion of Second-Step Transaction, we will have no Public Shareholders. See "The Tender Offer - Effect of the Offer on the Market for the Shares; NASDAQ Listing and Exchange Act Registration."

      Our reversion to private ownership will eliminate the substantial time and costs, both general and administrative, attendant to maintaining our status as a reporting company under the Exchange Act. In addition to expending substantial management time that could otherwise be devoted to operations, we incur significant legal, auditing, accounting and other expenses in connection with the preparation of annual and other periodic reports. We estimate that our total out-of-pocket expenses associated with maintaining our public status are approximately $200,000 per year. These costs include preparation and filing of periodic reports to the Commission (such as Forms 10-K and Forms 10-Q), legal, auditing, and accounting fees relating to such matters, annual fees for our transfer agent, fees relating to the listing of its common stock on Nasdaq, directors' fees and insurance and costs associated with communications with shareholders. These costs do not include the salaries and time of our employees who devote attention to these matters. Additionally, our management believes that required public disclosures under the Exchange Act may have given its competitors, some of which are not similarly burdened, certain information and insights about our operations that may have helped them in competing with us.

      The Shares purchased by us in the Offer will return to the status of our authorized but unissued Shares of capital stock and may be reissued from time to time as determined by our Board although we have no current plans to reissue purchased Shares. In the event we reissue any Shares to the Continuing Shareholders as repayment of their loan to us, the Shares reissued to the Continuing Shareholders will continue to remain issued and outstanding.

      The Continuing Shareholders have advised our Board that, assuming completion of the Offer, they have no present intention of causing us to change our fundamental business, to sell or otherwise dispose of us or all or any material part of our business, or to merge, liquidate or otherwise wind-up our business. Nevertheless, the Continuing Shareholders may initiate a review of our assets, corporate structure, capitalization, tax status, operations, properties and personnel to determine what changes, if any, would be desirable following completion of the Offer to enhance our operations.

      We anticipate that, following completion of the Offer, the Continuing Shareholders will cause us to change the composition of the Board to include only certain of the Continuing Shareholders as well as our other officers. Consequently, there will be no non-employee directors on the Board after the completion of the Offer. The persons who are presently our officers likely will continue in their same positions following completion of the Offer and, if deemed desirable by us and the Continuing Shareholders, the Second-Step Transaction. Regardless of whether any of the Shares are purchased in the Offer, the Continuing Shareholders are able to control all matters requiring approval of our shareholders, including the election of directors.

      The borrowings we have incurred or will incur in connection with the financing of the Offer and, if undertaken, the Second-Step Transaction will cause our indebtedness to be substantially greater. See "The Tender Offer - Financing of the Offer."

2.    RIGHTS OF SHAREHOLDERS IN THE SECOND-STEP TRANSACTION

      No appraisal or dissenters' rights are available in connection with the Offer. In connection with a Second-Step Transaction, however, the shareholders who have not tendered their Shares will have certain rights to dissent and receive the fair value of such Shares. A copy of the Florida dissenters' rights statute and a discussion of that statute is attached as Schedule III.

      Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Second-Step Transaction) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based on considerations other than, or in addition to, the Purchase Price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Purchase Price per Share pursuant to the Offer or the consideration per Share to be paid in a Second-Step Transaction.

      THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE FBCA. SEE SCHEDULE III ATTACHED HERETO FOR A DISCUSSION OF DISSENTERS' RIGHTS THAT MAY BE AVAILABLE.

3.    POSITION OF THE SPECIAL COMMITTEE AND OUR BOARD; FAIRNESS OF THE OFFER

      Position of the Special Committee. Because the Shares owned by the Continuing Shareholders represent approximately 51% of our total outstanding Shares, and Terek Diasti and Adam Diasti sit on the Board, the Board determined that Terek Diasti and Adam Diasti had conflicts of interest in determining whether to approve a self-tender offer or any other transaction that would ultimately result in the Continuing Shareholders acquiring ownership of all of our outstanding Shares. As such, on December 19, 2002 the Board appointed a Special Committee consisting of disinterested, independent directors Peter M. Sontag and Richard T. Welch. On February 19, 2003, the Special Committee voted unanimously to recommend the approval of the Offer to the full Board. The Special Committee determined that the Offer is fair to, and in the best interests of, our Public Shareholders who are not affiliated with the Continuing Shareholders, and has unanimously approved the Offer. Neither the Special Committee nor the Board, makes any recommendation to shareholders regarding whether to tender or refrain from tendering the Shares beneficially held by them. Each shareholder must make its, his or her own decision regarding whether to tender Shares and, if so, how many Shares to tender. The Offer is being made to all holders of the Shares. However, we have been advised that the Continuing Shareholders do not intend to tender their Shares in the Offer.

      Fairness of Offer. In reaching its determination regarding the substantive fairness of the Offer to the Public Shareholders of Coast Dental who are not affiliated with the Continuing Shareholders, the Special Committee considered the following factors:

- The premium reflected in the Purchase Price of $4.50 per Share. The Special Committee considered the current and historical trading prices of the Shares prior to the Offer. The Purchase Price represents a premium of 50% over the $3.00 closing price on February 14, 2003, the day the Purchase Price was negotiated by the Special Committee, a premium of over 38% over the $3.25 closing price on February 21, 2003, the day prior to the public announcement of the contemplated tender offer, and a premium ranging from 32% to 55% over the average closing prices in certain time intervals over the past year as specifically set forth in the Opinion of Capitalink, L.C. section below.

- The presentation Capitalink made to the Special Committee and the opinion of Capitalink to the Special Committee that the Purchase Price was fair to Coast Dental's Public Shareholders from a financial point of view.

- The Purchase Price is attractive based on the poor stock market conditions which could cause the value of the Shares to continue to decline even if Coast Dental's operating results improve.

- The limited public float and Coast Dental's small shareholder base, as indicated by the approximately 60 holders of record as defined by Rule 12g5-1 of the Exchange Act and approximately 1,100 beneficial owners, decreases the likelihood there will be a significant active trading market for the Shares in the foreseeable future.

- The structure of the going-private transaction, which is designed, among other things, to result in the receipt by the shareholders of cash consideration at the earliest practicable time.

- Coast Dental has not declared a dividend to its shareholders since becoming a public company in February 1997, and the expectation that no such dividends would be paid in the foreseeable future;

- The intention of the Continuing Shareholders to continue our business as a going concern, which makes any consideration of liquidation of Coast Dental or values that ultimately might be obtained from such a liquidation highly speculative.

- The Public Shareholders cannot liquidate Coast Dental or Coast Florida P.A., Coast Dental Services, P.A., Coast Dental of Georgia, P.C., Coast Dental Services of Tennessee, P.C. and Adam Diasti, D.D.S. & Associates, P.C. (collectively, the "Coast P.A.").

- The small market for the Shares provides limited liquidity for shareholders to liquidate or add to their investments, and has made it difficult for Coast Dental to attract institutional investors or research coverage and to utilize the public equity capital markets effectively as a source of financing.

- There are considerable costs associated with remaining a publicly-traded company, including the legal, auditing, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports as well as the significant amount of time expended by Coast Dental's management in connection with such matters.

- The going-private transaction would eliminate the exposure of the Public Shareholders to any further decline in the market price of the Shares.

- The Offer will shift the risk of the future financial performance of Coast Dental from the Public Shareholders to Coast Dental and the Continuing Shareholders.

- The Purchase Price of $4.50 is substantially higher than the $3.25 price initially proposed by Coast Dental.

-     The sector is out of favor with investors.

-     Analysts generally do not follow Coast Dental or its Shares.

- The Special Committee believes that the liquidity that would result from the Offer would be beneficial to Coast Dental's Public Shareholders because the Continuing Shareholders' majority ownership of the Shares decreases the likelihood that a proposal to acquire Coast Dental would be made by an independent entity without the consent of the Continuing Shareholders.

-     The financial condition, results of operations and cash flows of Coast
      Dental.

- There is a possibility a further decline in the market price of the Shares, or the stock market in general, could occur and the price ultimately received by shareholders in the open market or in a future transaction might be less than the $4.50 Purchase Price provided for in the Offer.

      In addition to the factors listed above, the Special Committee also considered certain negative factors including the fact that consummation of the Offer would eliminate the opportunity of the shareholders, other than the Continuing Shareholders, to participate in any potential future growth in value of Coast Dental and that those Shareholders who elect not to tender their Shares in the Offer may suffer increased illiquidity.

      The Special Committee also reviewed the previous purchases of Shares by Coast Dental pursuant to its Share Repurchase Program and by the Continuing Shareholders but did not consider the prices paid to be relevant because of the fact that the most recent purchase made by Coast Dental was over three years ago and the Continuing Shareholders over one year ago.

      The Special Committee considered a number of additional valuation factors but ultimately concluded that those valuation factors were not relevant to the nature of the Offer or Coast Dental's business.

      During the preceding two years, Coast Dental did not receive any offers from independent third parties for the merger or consolidation of Coast Dental with another company, the sale of all or any substantial part of Coast Dental assets or the purchase of Shares that would enable the holder to exercise control of us, and thus the Special Committee did not consider such factors in connection with its deliberation regarding fairness.

      The Special Committee also considered various factors in determining the procedural fairness of the Offer. The Special Committee believes that appropriate procedural safeguards were taken in connection with the deliberation and approval of the Offer because:

- The Board formed a Special Committee consisting of two outside directors not affiliated with the Continuing Shareholders which Special Committee was given the sole and exclusive authority to negotiate the terms of the Offer including the Purchase Price;

- The Special Committee retained an independent financial advisor to render a fairness opinion on the Purchase Price and independent legal counsel to assist it in performing its fiduciary duties; and

- Each shareholder can determine individually whether to tender Shares in the Offer. Accordingly, those shareholders that do not believe in the fairness of the Offer are not required to tender their Shares and can pursue dissenters' rights under the FBCA in connection with the Second-Step Transaction.

      The Special Committee did not appoint an independent representative to act exclusively as the agent of the unaffiliated shareholders for the purpose of negotiating the Offer or any subsequent Second-Step Transaction. In addition, the Special Committee recognizes that the Offer is not being submitted to a vote of the unaffiliated shareholders. However, given the above listed procedural safeguards, the Special Committee believes that the Offer is procedurally fair to the shareholders (other than the Continuing Shareholders) despite the fact that the Offer is not being submitted to a vote of the shareholders and there is no separate independent unaffiliated representative for the unaffiliated shareholders.

      In determining that the Offer is fair to our shareholders (other than the Continuing Shareholders), the Special Committee considered the above substantive and procedural factors as a whole and did not assign specific or relative weights to them.

      Neither Coast Dental nor the Board has conducted its own independent analysis as to the fairness of the Offer to shareholders (other than the Continuing Shareholders) and has instead relied upon the Special Committee's findings and unanimous recommendation that the Board approve the Offer. In addition, Coast Dental and the Board relied on the opinion and related financial analyses of Capitalink regarding the Offer. Based on these factors, Coast Dental and the Board believe that the Offer is substantively and procedurally fair to our shareholders (other than the Continuing Shareholders).

4.    OPINION OF CAPITALINK, L.C.

      The following paragraphs summarize the financial and comparative analyses performed by Capitalink in connection with its opinion. The summary does not represent a complete description of the analyses performed by Capitalink.

      Coast Dental engaged Capitalink to render an opinion as to the fairness, from a financial point of view, of the Offer to Coast Dental's Public Shareholders. On February 19, 2003, Capitalink made a presentation to the Special Committee setting forth its financial analyses regarding the Offer and rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the Offer is fair to Coast Dental's Public Shareholders from a financial point of view. Subsequently, Capitalink delivered its written opinion (the "Capitalink Opinion").

      THE FULL TEXT OF THE CAPITALINK OPINION, DATED AS OF FEBRUARY 19, 2003, IS ATTACHED AS SCHEDULE II TO THIS OFFER TO PURCHASE AND IS INCORPORATED BY REFERENCE. COAST DENTAL'S SHAREHOLDERS ARE URGED TO READ THE CAPITALINK OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK OPINION SET FORTH IN THIS OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

      No limitations were imposed by Coast Dental on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. The Capitalink Opinion was for the use and benefit of the Special Committee and the Board in connection with its consideration of the Offer and was not intended to be and does not constitute a recommendation to any shareholder of Coast Dental as to whether such shareholder should tender their respective Shares. Capitalink does not express any opinion as to the underlying valuation or future performance of Coast Dental or the price at which Coast Dental Shares would trade at any time in the future. Capitalink was instructed that the Continuing Shareholders have informed the Special Committee that they have no interest in selling their Shares or pursuing a sale of Coast Dental to a third party in the foreseeable future. Therefore, Capitalink was not asked to seek or advise Coast Dental on any alternatives to the Offer. Capitalink was not requested to opine as to, and its opinion does not address, Coast Dental's underlying business decision to proceed with or effect the Offer. Further, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the Offer as compared to any alternative business strategy that might exist for Coast Dental or its shareholders.

      In arriving at its opinion, Capitalink took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things (i) reviewed documents relating to the Offer, including the draft tender offer statement dated January 15, 2003 (the "Draft Tender Offer") and a confidential privatization proposal circulated on December 19, 2002; (ii) reviewed publicly available financial information and other data with respect to Coast Dental, including the Annual Report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 2001; the quarterly report on Form 10-Q for the quarterly period ended September 30, 2002; and the definitive proxy statement dated July 8, 2002; (iii) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of Coast Dental; (iv) reviewed and analyzed certain financial terms of transactions involving target companies deemed to have characteristics comparable to Coast Dental; (v) reviewed and analyzed Coast Dental's preliminary projected unlevered free cash flows and prepared discounted cash flows; (vi) reviewed and analyzed the premiums paid in certain other transactions; (vii) reviewed and discussed with representatives of the management of Coast Dental certain financial and operating information furnished by them, including financial analyses and preliminary projections and related assumptions with respect to the business, operations and prospects of Coast Dental; (viii) considered the historical financial results and present financial condition of Coast Dental; (ix) reviewed certain publicly available information concerning the trading of, and the trading market for, the Shares; (x) inquired about and discussed the Offer and other matters related thereto with Coast Dental management, the Special Committee and its independent legal counsel; and (xi) performed such other analyses and examinations as were deemed appropriate.

      In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and Capitalink further relied upon the assurances of Coast Dental management that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the preliminary financial projections utilized, Capitalink assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. Capitalink did not make a physical inspection of the properties and facilities of Coast Dental and did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Coast Dental. Furthermore, because the Public Shareholders cannot liquidate Coast Dental or Coast P.A., Capitalink's analysis does not address the liquidation value of Coast Dental. Capitalink assumed that the Offer will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Coast Dental, Capitalink assumed that the Offer will be a taxable event to Coast Dental's shareholders. Capitalink also assumed, with Coast Dental's consent, that the Offer will be consummated substantially in accordance with the terms described to Capitalink and as generally set forth in the Draft Tender Offer, without any further amendments thereto, and without waiver by Coast Dental of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Public Shareholders.

      The Capitalink Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 19, 2003. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion. However, if, and only if, requested by the Special Committee within six months of the date of the Capitalink Opinion, Capitalink will, for an additional fee, provide the Special Committee with an updated opinion.

      The estimates contained in Capitalink's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink's analyses and estimates are inherently subject to substantial uncertainty.

      Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the Offer, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the Offer to the Public Shareholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

      THE FINANCIAL REVIEWS AND ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CAPITALINK'S FINANCIAL REVIEW AND ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT PRESENTED. THE TABLES ALONE ARE NOT A COMPLETE DESCRIPTION OF THE FINANCIAL REVIEW AND ANALYSES AND CONSIDERING THE TABLES ALONE COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CAPITALINK'S FINANCIAL REVIEW AND ANALYSES.

      Further, the summary of Capitalink's analyses described below is not a complete description of the analyses underlying the Capitalink Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factors that it considered.

      Capitalink analyzed the fairness of the Offer using the following methodologies:

      FINANCIAL PERFORMANCE ANALYSIS. Capitalink undertook analyses of the historical and preliminary projected financial data of Coast Dental in order to understand and interpret its operating and financial performance and strength.

      Capitalink reviewed and analyzed certain of Coast Dental's financial information, as provided by Coast Dental and as reported in its public filings, including the historical audited financial data for the years ended December 31, 1999, 2000 and 2001, and the unaudited financial statements for the nine months ended September 30, 2001 and 2002. In addition, Capitalink reviewed Coast Dental's preliminary projections for the fiscal years ending December 31, 2003 to December 31, 2005.

      Capitalink estimated and utilized normalized earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net loss or income for Coast Dental by removing the costs associated with dental center closings, asset impairments or other unusual expenses.

      Capitalink noted the following:

      Revenue remained static between 1999 and 2001, averaging approximately $44.7 million over the three fiscal years. However, 2002 performance showed a significant increase in revenues and profitability as a result of Coast Dental's initiatives to reduce excess capacity in its dental centers. Revenue for the latest twelve months ("LTM") ended September 30, 2002 was approximately $53.9 million, with Coast Dental's gross profit margin increasing to approximately 13.6% from a low of approximately 7.7% in the year ended December 31, 2001.

      Net loss for the LTM ended September 30, 2002 was approximately $0.5 million, significantly lower than the net loss for the year ended December 31, 2001 of $5.6 million. EBITDA for the LTM ended September 30, 2002 was approximately $2.7 million - a significant improvement over the EBITDA loss of $1.3 million for the year ended December 31, 2001.

      Days sales outstanding have been steadily increasing over the past few years from 83.2 days in 2000 to an estimated 100 days as of September 30, 2002. This is entirely due to the significant increase in the Coast P.A. management fee receivable from $10.4 million in 1999 to approximately $17.0 million as of September 30, 2002. Coast Dental evaluates the recoverability of the management fee receivable and as of December 31, 2002, determined that the management fee receivable was fully collectable and therefore no valuation allowance was necessary. Any inability of Coast P.A. to pay the management fee receivable could have a material adverse effect on Coast Dental's financial condition.

      As of September 30, 2002, Coast Dental had approximately $3.3 million in cash, $246,000 of total interest bearing debt and a tangible net worth of $35.2 million, of which over half is represented by the management fee receivable.

      Coast Dental expects to generate approximately $55.5 million in management fee revenue for the year ending December 31, 2002 and approximately $4.4 million in normalized EBITDA. This is projected to rise further to $63.9 million in management fee revenue and $5.4 million in EBITDA by fiscal 2005. As a percentage of Coast P.A.'s systemwide patient revenues, Coast Dental's management fee revenue is expected to fall from its current level of approximately 67% to a future level of approximately 63%, in line with the June 2002 change in the computation methodology of management fee revenue.

      Over the last few years, the dental centers had been undercapitalized with minimal expenditures on plant and equipment at each dental center. Coast Dental projects a significant increase in capital expenditures necessary to maintain many of the dental centers over the next few years from $900,000 in 2002, to approximately $2.9 million in 2003 and $3.5 million per year thereafter.

      COMPETITIVE ANALYSIS AND POSITION. Capitalink reviewed and compared the operating and financial performance of Coast Dental to five other companies it deemed comparable to Coast Dental (the "Comparable Companies") (see section entitled "Selected Comparable Company Analysis" below for additional information). All of the Comparable Companies are dental management companies based in the United States and include InterDent, Inc. ("DENT"), American Dental Partners, Inc. ("ADPI"), Monarch Dental Corp. ("MDDS"), Castle Dental Services, Inc. ("CASL"), and Birner Dental Management Services ("BDMS").

      Capitalink noted that all the Comparable Companies utilized similar operating structures separating the professional association(s) from the publicly-traded management company. However, Capitalink also noted that there were significant operating and reporting differences between Coast Dental and the Comparable Companies. Such differences, which include the following, have historically negatively impacted investor confidence and therefore, Coast Dental's valuation relative to the Comparable Companies:

      - Coast Dental and ADPI do not consolidate the results of the respective professional associations. Therefore, revenue reported by Coast Dental and ADPI are management fee revenue, while all others (modified in the case of BDMS) report net patient revenue. In addition, receivables reported by Coast Dental and ADPI are management fee receivables and not net patient receivables due from third parties.

      - Coast Dental's days sales outstanding are considerably higher than those of the Comparable Companies. Although days sales outstanding for both Coast Dental and ADPI represent amounts due from their respective professional associations, Coast Dental's days sales outstanding as of September 2002 was over twice as high as ADPI.

      - Unlike the Comparable Companies, Coast Dental has only one relationship with a group of affiliated professional associations Coast P.A.. Capitalink noted that Coast Dental's Continuing Shareholders control Coast P.A.

      - Except for under very specific and limited circumstances, Coast Dental does not have the ability to transfer or switch professional associations. A number of the Comparable Companies have the ability to designate or approve the owners of their respective professional associations.

      - Three of the five Comparable Companies operate in more states than Coast Dental. In addition, only Coast Dental, MDDS and CASL operate in Florida, considered one of the more restrictive regulatory environments.

      - Average revenue and number of dentists per dental center has been considerably lower for Coast Dental than for the Comparable Companies, even after taking into account the differences in patient revenues versus management fee revenues. In addition, Coast Dental's operating margins, EBITDA and EBIT have been considerably lower than those of the Comparable Companies.

      - Coast Dental is significantly underleveraged compared to the Comparable Companies. In fact, from August 2001 to January 2003, Coast Dental had been unable to raise any significant amounts of debt.

      - Assuming the collectibility of the management fee receivable, which, as discussed above, is not assured, Coast Dental has a much higher current ratio than the Comparable Companies.

      - Coast Dental is the only company controlled by single shareholder group owning in excess of 50%.

      MARKET PERFORMANCE ANALYSIS. Capitalink utilized a historical stock price analysis to review and compare Coast Dental's stock performance to the general market indices and a selected peer group. In addition, Capitalink reviewed the liquidity of Coast Dental's Shares in the public trading markets.

      Capitalink reviewed the daily closing market price and trading volume of Coast Dental's Shares for the twelve-month period ended February 14, 2003. Capitalink compared the daily closing market price performance of Coast Dental's Shares for the period to the Comparable Companies and the Russell 3000 Index. Capitalink noted that during the period, the price of Coast Dental's Shares increased 24.5%, while the Comparable Companies increased 48.9% and the Russell 3000 Index declined 24.9%. Capitalink also calculated total trading volumes at various closing price ranges.

      In addition, the number of trading days, and the respective percentages, at certain trading volume, were calculated. Capitalink noted Coast Dental's Shares experienced significantly limited liquidity with an average and median daily number of Shares traded of 1,922 and 700, respectively.

      SELECTED COMPARABLE COMPANY ANALYSIS. Capitalink utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guideline or comparable company statistics.

      The selected comparable company analysis involved the review of publicly traded companies deemed comparable to Coast Dental. Capitalink reviewed certain financial information relating to Coast Dental in the context of the corresponding financial information, ratios and public market multiples for the respective Comparable Companies. No company used in Capitalink's analysis was deemed to be identical or directly comparable to Coast Dental; accordingly, Capitalink considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.

      As discussed previously, Capitalink located five companies that it deemed comparable to Coast Dental. All of the Comparable Companies provide management services to dental centers as their primary business and are classified under the SIC code 8021 (Offices and Clinics of Dentists) and 8099 (Health and Allied Services, N.E.C.).

      Based on size (in terms of total price paid plus total debt, preferred stock and minority interests, less cash ("Enterprise Value") and revenues), Coast Dental is in the lower range of the Comparable Companies. As of February 14, 2003, the Enterprise Values for the Comparable Companies ranged from approximately $18.1 million to approximately $168.6 million and LTM revenue ranged from approximately $29.9 million to approximately $251.1 million. In comparison, Coast Dental had an Enterprise Value and LTM revenue of approximately $3.2 million and $53.9 million, respectively.

      Based on publicly available information, Capitalink reviewed financial information for each of the Comparable Companies that included among other things: market value, total invested capital, defined as market value plus interest bearing debt and preferred stock ("TIC"), Enterprise Value, revenue, EBITDA, EBIT, earnings per share ("EPS"), total assets, common equity, net tangible common equity, and selected financial ratios. Capitalink compared the financial operating data and ratios to Coast Dental.

      In addition, Capitalink calculated and reviewed trading multiples for both the Comparable Companies and Coast Dental based on various financial characteristics including: LTM EPS, common equity, LTM revenue, LTM EBIT, and LTM EBITDA. Capitalink noted that multiples for Coast Dental for LTM EPS and LTM EBIT are not applicable due to losses. Further, Capitalink calculated and compared the implied multiples for Coast Dental based on the terms of the Draft Tender Offer.

      As discussed earlier in greater detail, Coast Dental's unique characteristics and poor relative operating and financial performance, have negatively impacted investor confidence and therefore are reflected in Coast Dental's valuation relative to the Comparable Companies. Therefore taking into account those factors, Capitalink selected an appropriate Comparable Company multiple range for Coast Dental and calculated an indicated range of share prices as follows:

                                                                    Selected Multiple                 Indicated Share Price
                                                             --------------------------------     ----------------------------------
                                            Statistic             Low       -        High             Low       -         High
                                         ----------------    ------------        ------------     ------------        --------------
TIC Multiple
         LTM Revenue                         $53,917             0.14x      -         0.22x            $3.17     -        $5.14
         LTM EBITDA                          $ 2,722             3.09x      -         4.56x            $3.55     -        $5.30
Enterprise Value Multiple
         LTM Revenue                         $53,917             0.09x      -         0.15x            $3.75     -        $5.15
         LTM EBITDA                          $ 2,722             2.15x      -         3.31x            $4.14     -        $5.51
Indicated Reference Range                                                                              $3.65              $5.27

Capitalink noted that the Offer of $4.50 per Share was within this indicated valuation range.

      As noted above, none of the Comparable Companies are identical or directly comparable to Coast Dental. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

      SELECTED COMPARABLE TRANSACTION ANALYSIS. Capitalink utilized the selected comparable transaction analysis, a market valuation approach that is based on an examination of transactions involving companies, which are in related industries to Coast Dental, for the purpose of compiling guidelines and statistics based on the pricing in such transactions.

      Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

      Capitalink located four transactions since May 2001 involving target companies in related industries to Coast Dental (the "Comparable Transactions"). Such companies were classified under SIC code 8021 (Offices and Clinics of Dentists) and 8099 (Health and Allied Services, N.E.C.).

      Acquiror                                 Acquiree
      --------                                 --------
      Bright Now! Dental                       Monarch Dental Corp.
      ADG, Inc.*                               Birner Dental Management Svcs.
      Private Group                            Dental Care Alliance
      Orthodontic Centers of America           OrthAlliance, Inc.

      *     Transaction withdrawn.

      Based on the information disclosed in the each of the Comparable Transactions, Capitalink calculated and compared each (i) TIC and (ii) enterprise value (total price paid plus total debt, preferred stock and minority interests, less cash) as multiples of (a) LTM revenue, and (b) LTM EBITDA. The multiples were derived by dividing either the TIC or the enterprise value by items (a) and (b) above, as appropriate. Further, Capitalink calculated and compared the implied transaction multiples for Coast Dental based on the terms of the Offer.

      As discussed earlier in greater detail, Coast Dental's unique characteristics and poor relative operating and financial performance, have negatively impacted investor confidence and therefore are reflected in Coast Dental's valuation relative to the Comparable Transactions. Therefore taking into account those factors, Capitalink selected an appropriate Comparable Company multiple range for Coast Dental and calculated an indicated range of share prices as follows:

                                                                    Selected Multiple                 Indicated Share Price
                                                             --------------------------------     ----------------------------------
                                            Statistic             Low       -        High             Low       -         High
                                         ----------------    ------------        ------------     ------------        --------------
TIC Multiple
         LTM Revenue                         $53,917             0.14x      -       0.28x             $3.19      -        $6.48
         LTM EBITDA                          $ 2,722             3.12x      -       4.14x             $3.59      -        $4.79
Enterprise Value Multiple
         LTM Revenue                         $53,917             0.09x      -       0.19x             $3.77      -        $6.07
         LTM EBITDA                          $ 2,722             2.16x      -       2.85x             $4.15      -        $4.97
Indicated Reference Range                                                                             $3.68               $5.58

Capitalink noted that the Offer of $4.50 per Share was within this indicated valuation range.

      None of the Comparable Transactions are identical to the Offer. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the respective acquisition values.

      DISCOUNTED CASH FLOW. Capitalink performed discounted cash flow analyses with respect to Coast Dental, aggregating the present value of preliminary projected unlevered free cash flows over a forecast period, with the present value of the terminal value at the end of such period. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations and capital expenditures. The forecast period is comprised of the fiscal years ending December 31, 2005, and such preliminary projections were derived from historical financial information and operating data provided by Coast Dental.

      In order to arrive at a present value of the free cash flows over the forecast period, Capitalink utilized discount rates ranging from 20.5% to 25.5%, which were chosen based upon assumptions relating to interest rates, the inherent business risk of Coast Dental, and its estimated weighted average cost of capital. Because Coast Dental has no significant levels of debt, its cost of equity is approximately equal to its cost of capital, which was determined to be 23.0% based on the riskless and risk-based rates.

      The range of terminal values represents the residual value of Coast Dental at the end of the forecast period. In determining such residual value, Capitalink took into consideration the significant increase in capital expenditure Coast Dental is forecasting to spend to maintain its dental centers over the coming years ("CAPEX"). Typically, a range of terminal values based on a multiple of terminal year revenue or EBITDA is used. However, Capitalink felt it more appropriate to use a terminal value calculation that explicitly took into account the increase in projected CAPEX by using a multiple of EBITDA less CAPEX. A range of terminal value EBITDA less CAPEX multiples were selected between 5.75 times and 6.50 times.

      Based upon such range of terminal multiples, the estimated Enterprise Value of Coast Dental ranged from approximately $6.8 million to approximately $8.1 million; after subtracting net debt of approximately $(3.7) million (net debt projected by Capitalink as of December 31, 2002, is comprised of $3.3 million projected in cash, $250,000 projected in interest bearing debt and projected cash proceeds of $593,000 from the exercise of 209,000 assumed in-the-money options). The estimated equity value of Coast Dental ranged from approximately $10.4 million to approximately $11.8 million. Such analysis resulted in an indicated range of share prices of $4.54 to $5.11.

      Based upon a terminal growth rate ranging from 5.75% to 6.50%, the estimated Enterprise Value of Coast Dental ranged from approximately $5.7 million to approximately $6.5 million; after subtracting projected net debt of $(3.7) million, the estimated equity value of Coast Dental ranged from approximately $9.4 million to approximately $10.2 million. Such analysis resulted in an indicated range of share prices of $4.09 to $4.44.

      In each discounted cash flow analysis, per share calculations were based on approximately 2.3 million fully diluted Shares outstanding as of December 31, 2002 (including assumed in-the-money options of approximately 209,000).

      Utilizing the two terminal value methodologies, the resulting indicated reference range was $4.32 to $4.78 per share. Capitalink noted that the Offer was within this indicated valuation range.

      MINORITY INTEREST ACQUISITION PREMIUMS PAID ANALYSIS. Capitalink performed a minority interest acquisition premiums analysis, which involves the comparison of the premium in the Offer to premiums in other transactions where a minority interest was acquired. Capitalink believes an examination of the premiums paid in minority acquisitions are more appropriate than in control transactions and are more comparable to the Offer. The premium in such a scenario should not be as high as a situation where control is acquired.

      Capitalink reviewed the one-day, five-day and 30-day premiums for all minority interest transactions where (i) the acquiring party previously had greater than 50% shareholding in the target company, (ii) the transaction was announced on or after January 2001, and (iii) the transaction value is less than or equal to $25.0 million.

      Based on the premiums paid in the scenario set forth above, Capitalink derived an indicated range of per share market values for Coast Dental using the prior one-day, five-day and 30-day share prices as of February 14, 2003. The analysis indicated a share price range of between $4.17 and $4.84.

      Capitalink noted that the Offer of $4.50 per Share was within this indicated valuation range.

      PREMIUMS PAID ANALYSIS. Capitalink performed a premiums paid analysis whereby the Offer price of $4.50 was compared to the Coast Dental closing price over varying time periods prior to February 14, 2003. The analysis indicated that the Offer yields a premium ranging from 31.7% to 55.2% compared to selected time periods in the preceding year. The premium as of February 14, 2003 was 50.0%. See chart below for a more detailed analysis.

      INDICATED PREMIUM PAID

      OFFER                     $4.5000

                                                                      CLOSING PRICE             INDICATED
                                                                        PER SHARE                PREMIUM
                                                                      -------------             ---------
AS OF FEBRUARY 14, 2003                                                  $3.0000                 50.0%

Sensitivity Analysis:

           Prior Day Closing Price                                       $3.0500                 47.5%

           Prior 5 Trading Day Average Closing Price                     $3.0300                 48.5%

           Prior 10 Trading Day Average Closing Price                    $3.0620                 47.0%

           Prior 20 Trading Day Average Closing Price                    $3.0120                 49.4%

           Prior 30 Trading Day Average Closing Price                    $2.9843                 50.8%

           Prior 60 Trading Day Average Closing Price                    $2.9000                 55.2%

           Prior 90 Trading Day Average Closing Price                    $3.0061                 49.7%

           Prior Six Month Average Closing Price                         $3.0891                 45.7%

           Prior Year Average Closing Price                              $3.4161                 31.7%

      Capitalink performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink, it does not purport to be a complete description of the presentations by Capitalink to the Special Committee or the analyses performed by Capitalink in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. In addition, Capitalink may have given various analyses more or less weight that other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink's view of the actual value of Coast Dental. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Coast Dental. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink's analysis of the fairness of the Offer, from a financial point of view, to the Public Shareholders of Coast Dental, and were provided to the Special Committee solely in connection with the delivery of the Capitalink Opinion.

      Capitalink has received a fee in connection with the preparation and issuance of the Capitalink Opinion. In addition, Coast Dental has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering its opinion. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, going-private transactions, corporate restructurings, private placements, and for other purposes.

      The engagement letter (the "Engagement Letter") between the Special Committee and Capitalink provides that Capitalink will be paid a non-refundable initial cash fee of $30,000, a cash fee of $20,000 upon providing an oral valuation and a cash fee of $30,000 upon delivery of the final written fairness opinion. In addition, the Engagement Letter provides that Capitalink will be reimbursed for up to $7,500 of certain of its reasonable out-of-pocket expenses and that Capitalink and certain related persons will be indemnified against certain liabilities, including liabilities under securities laws, arising out of its engagement. However, if, and only if, requested by the Special Committee within six months of the date of the Capitalink Opinion, Capitalink will, for an additional fee, provide an updated opinion.

5.    INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE SECOND-STEP TRANSACTION

      In considering the Offer and the fairness of the consideration to be received in the Offer and, if deemed desirable by us, the Second-Step Transaction, you should be aware that certain of our executive officers and directors have interests in the Offer which are described below and which may present them with certain actual or potential conflicts of interest.

      As of March 1, 2003, the directors and executive officers as a group beneficially owned 1,118,134 Shares, or approximately 53.5% of the Shares, which includes 51,334 Shares issuable upon exercise of outstanding stock options that are or will be exercisable by May 1, 2003. Even if no Shares are tendered in the Offer, the Continuing Shareholders together own more than a majority of the outstanding Shares and, if acting together, will be able to control all matters requiring approval of Coast Dental's shareholders, including the election of directors. Terek Diasti (Chief Executive Officer and Chairman of the Board), Adam Diasti (President and a director) and the Diasti Family Limited Partnership collectively currently own 51% of the outstanding Shares. Our Board of Directors was aware of these actual and potential conflicts of interest and formed a special committee consisting of two independent members of the Board of Directors.

      The Continuing Shareholders have advised us that they do not intend to tender any Shares pursuant to the Offer. If we purchase all of the Shares of our Public Shareholders pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Continuing Shareholders would beneficially own 100% of the outstanding Shares immediately after the Offer.

      Except as set forth elsewhere in this Offer to Purchase, based on our records and on information provided to us by our directors and executive officers, neither Coast Dental nor any associate of Coast Dental nor, to the best of our knowledge, any of our directors or executive officers, nor any associates or affiliates of any of the foregoing, have effected any transactions involving the Shares during the 60 business days prior to the date hereof. Except as otherwise described herein, neither Coast Dental nor, to the best of our knowledge, any of our affiliates, directors or executive officers are a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

      As part of the Offer, all individuals, other than the Continuing Shareholders, holding stock options will be given the opportunity to surrender those options in exchange for payment from Coast Dental (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of Shares subject to any such stock option and (y) the excess of the Purchase Price over the exercise price per Share subject to any such stock option, without any interest thereon. The Continuing Shareholders have advised us that they will not be surrendering stock options owned by them in connection with the Offer. With respect to executive officers and directors (other than executive officers and directors who are Continuing Shareholders), vested options will be treated as described above. As of March 1, 2003, executive officers and directors (other than those who are also Continuing Shareholders) hold options to purchase 128,000 Shares.

      Under the FBCA, corporations organized under the laws of Florida are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. Our Articles of Incorporation provide that each director and officer will be indemnified by Coast Dental against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of Coast Dental or a predecessor company, or serving any other enterprise as a director or officer at the request of Coast Dental. Our Articles of Incorporation provide that, to the fullest extent that limitations on the liability of directors and officers are permitted by the FBCA, no director or officer of Coast Dental shall have any liability to Coast Dental or its shareholders for monetary damages. The FBCA provides that a corporation's articles of incorporation may include a provision that restricts or limits the liability of its directors or officers to the corporation or its shareholders for money damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. We have also purchased directors' and officers' liability insurance for the benefit of these persons.

      Each member of the Special Committee is entitled to payment by Coast Dental of a fee of $45,000, payable in three equal monthly installments commencing upon appointment to the Special Committee, in consideration of his service on the Special Committee. In addition, Coast Dental has agreed to reimburse each member for all out-of-pocket expenses incurred in connection with his service on the Special Committee. Pursuant to indemnification agreements by and among each member of the Special Committee and Coast Dental, each member of the Special Committee is entitled to be indemnified by Coast Dental with respect to certain matters in connection with the Offer. The outstanding stock option grants that each Special Committee member received in connection with their services of the Board of Directors will be treated the same as all other executive officers and directors (other than those who are Continuing Shareholders) as described above. As of February 28, 2003, the Special Committee members each held options to purchase 20,000 Shares.

6.    BENEFICIAL OWNERSHIP OF SHARES

      The following table sets forth certain information, as of March 1, 2003, regarding the ownership of Shares by each person known by us to be the beneficial owner of more than 5% of the outstanding Shares, each of our directors and executive officers, and all of our executive officers and directors as a group:

                                                                                          AMOUNT OF                PERCENT OF
                            SHAREHOLDERS(1)                                       SHARES BENEFICIALLY OWNED         CLASS(2)
                            ---------------                                       -------------------------        ---------
Diasti Family Limited Partnership(3)                                                        1,066,800                   51.0
Terek Diasti(3)                                                                             1,076,800                   51.5
Adam Diasti(3)                                                                              1,076,800                   51.5
Tim Diasti(3)                                                                               1,066,800                   51.0
Dimensional Fund Advisors Inc.(4)                                                             170,928                    8.2
Thomas J. Marler(5)                                                                                 0                      *
Timothy G. Merrick(5)                                                                           3,333                      *
Donald R. Millard(7)                                                                           14,667                      *
Geoffrey L. Faux(6)                                                                             6,667                      *
Darrell C. Smith(8)                                                                             6,667                      *
Peter M. Sontag(5)                                                                                  0                      *
Richard T. Welch(5)                                                                                 0                      *

All directors and executive officers as a group (9) Persons                                 1,118,134                   53.5

      *     Less than one percent

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 2502 Rocky Point Drive North, Suite 1000, Tampa, Florida 33607.

(2) Based on 2,091,223 Shares outstanding. Pursuant to the rules of the Securities Exchange Commission, certain Shares which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Shares are owned by the Diasti Family Limited Partnership, 639 Isbell Road, Suite 390, Reno, NV 89509, in which Dr. Terek Diasti, Dr. Adam Diasti and Tim Diasti exercise equal investment and voting powers as equal shareholders of the corporate general partner. Shares owned by Dr. Terek Diasti and Dr. Adam Diasti include 6,667 Shares issuable upon the exercise of stock options granted to each of them pursuant to Coast Dental's 1995 Stock Option Plan, which have vested and are fully exercisable, and 3,333 Shares which will vest in the next 60 days to each of them and the Shares owned by the Diasti Family Limited Partnership. Excludes 151,218 Shares issuable upon the exercise of stock options held by Coast P.A. for the benefit of the Coast P.A. professionals. Adam Diasti is the sole owner of Coast P.A.

(4) Based solely upon a Schedule 13G filed with the SEC on February 12, 2003 by the beneficial owner. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401

(5) Excludes stock option grants which will vest over the next three years but are not exercisable within 60 days of the date hereof.

(6) Includes no Shares issuable upon the exercise of stock options granted pursuant to Coast Dental's 1995 Stock Option Plan, which have vested and are fully exercisable and stock options for 6,777 Shares which will vest in the next 60 days.

(7) Includes 5,777 Shares issuable upon the exercise of stock options granted pursuant to Coast Dental's 1995 Stock Option Plan, which have vested and are fully exercisable and stock options for 8,890 Shares which will vest in the next 60 days.

(8) Includes no Shares issuable upon the exercise of stock options granted pursuant to Coast Dental's 1995 Stock Option Plan, which have vested and are fully exercisable and stock options for 6,667 Shares which will vest in the next 60 days.

7.    FEES AND EXPENSES

      The following is an estimate of expenses incurred or to be incurred in connection with the Offer. Also see "The Tender Offer--Fees and Expenses."

           Legal Fees (including Special Committee counsel)........    $150,000
           Printing and Mailing....................................    $  8,000
           Filing Fees.............................................    $    533
           Special Committee Fees..................................    $ 90,000
           Capitalink, L.C. Fees...................................    $ 80,000
           Accounting Fees.........................................    $ 15,000
           Depositary Fees.........................................    $  7,000
           Information Agent Fees..................................    $ 10,500
           Miscellaneous...........................................    $  4,000
                                                                        -------

                     TOTAL.........................................    $365,033

                                THE TENDER OFFER

1.    TERMS OF THE OFFER; EXPIRATION DATE

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase all outstanding Shares of common stock as are validly tendered prior to the Expiration Date and not withdrawn (as permitted by "The Tender Offer--Withdrawal Rights") at a price of $4.50 per Share, net to the seller in cash, without interest. The term "Expiration Date" means 5:00 p.m., Eastern time, on April 1, 2003 unless and until Coast Dental, in its sole discretion shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Coast Dental, shall expire.

      Subject to the terms and conditions of the Offer, we expressly reserve the right, in our sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, and thereby delay acceptance for payment for any Shares regardless of whether or not any of the events set forth in "The Tender Offer--Certain Conditions of the Offer" shall have occurred or shall be deemed to have occurred by Coast Dental, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "The Tender Offer--Withdrawal Rights."

      Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), we also expressly reserve the right, in our sole discretion, at any time and from time to time (1) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer," and (2) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. We acknowledge that (1) Rule 13e-4(f) under the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (2) we may not delay acceptance for payment of, or payment for (except as provided in clause (1) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

      Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or other national business wire service.

      If we make a material change in the terms of the Offer or other information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response.

      If, prior to the Expiration Date, we should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer, and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight), Eastern time.

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on our shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for (and thereby purchase) Shares properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered and not properly withdrawn only when and if we give written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. Subject to applicable rules of the Commission, we expressly reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "The Tender Offer--Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

      In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer--Procedures for Tendering Shares," (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (3) any other documents required under the Letter of Transmittal.

      For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment.

      Share Certificates for all Shares tendered and not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering shareholder at our expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See "The Tender Offer--Procedures for Tendering Shares" and "The Tender Offer--Certain Conditions of the Offer."

      We will pay all stock transfer taxes, if any, payable upon the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

      If, prior to the Expiration Date, we shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

      We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.    PROCEDURES FOR TENDERING SHARES

      In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (1) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (2) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

      SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

      THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of such Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY OR TO COAST DENTAL DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible

Institution"), except in cases where Shares are tendered (1) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

      Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

      (a)       such tender is made by or through an Eligible Institution;

      (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

      (c) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which Nasdaq is open for business.

      The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by us.

      In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

      Determination of Validity. All questions as to the number of Shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Coast Dental, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

      Lost, Destroyed or Stolen Certificates. If any certificates for the Shares have been lost, destroyed or stolen, shareholders should immediately contact Coast Dental's Transfer Agent, American Stock Transfer and Trust Company, at
(800) 937-5549. In such event, the Transfer Agent will forward additional documentation necessary to be completed in order to surrender effectively such lost, destroyed or stolen certificates. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificates have been followed.

      Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints the Depositary as such shareholder's proxy, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by us (and with respect to any and all Shares or other securities issued or issuable in respect of such Shares on or after March 4, 2003). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given or any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The Depositary will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of our shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

      TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 11 OF THE LETTER OF TRANSMITTAL.

      Tendering Shareholder's Representation and Warranty That Our Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (a) the shareholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Coast Dental upon the terms and conditions of the Offer.

      SHARE CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US. ANY SUCH DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.    WITHDRAWAL RIGHTS

      Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after April 1, 2003. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of Coast Dental, retain the tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.

      For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal in the form supplied by us must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "The Tender Offer--Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

      All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, whose determination will be final and binding. None of Coast Dental, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer--Procedures for Tendering Shares."

5.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      Sales of Shares by shareholders pursuant to the Offer will be taxable transactions for federal income tax purposes and in all likelihood will also be taxable transactions under applicable state, local, foreign and other tax laws. The federal income tax consequences to a Shareholder may vary depending on the shareholder's particular facts and circumstances.

      Under section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon such sale (a) is "substantially disproportionate" with respect to the shareholder, (b) results in a "complete redemption" of the shareholder's interest in Coast Dental, or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. If any one of the three tests is satisfied, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, provided the Shares are held as capital assets, which will be long-term capital gain or loss if the Shares have been held for more than one year at the time cash is received in the Offer.

      Net capital gain recognized by an individual upon the sale of, or otherwise attributable to, a capital asset that has been held for more than one year will generally be subject to federal tax at a rate not to exceed 20%. Capital gain recognized from the sale of, or otherwise attributable to, a capital asset held for one year or less will be subject to federal tax at the ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to federal tax at the ordinary income tax rates applicable to corporations. The deductibility of capital losses is subject to certain limitations. State, local, foreign and other taxing jurisdictions may impose tax in addition to federal tax.

      In determining whether any of the tests under section 302 of the Code are satisfied, shareholders must take into account not only the Shares they actually own, but also any Shares they are deemed to own pursuant to the constructive ownership rules of section 318 of the Code. Pursuant to those constructive ownership rules, a shareholder is deemed to own common stock actually owned, and in some cases constructively owned, by certain related individuals or entities, and any common stock that the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

      The receipt of cash will be "substantially disproportionate" with respect to a shareholder if, among other things, the percentage of the outstanding common stock actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer (treating as no longer outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding common stock actually and constructively owned by such shareholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances. The "substantially disproportionate" test presumes that immediately after the redemption the shareholder owns less than 50% of the total combined voting power of all Shares of stock entitled to vote.

      The receipt of cash by a shareholder will result in a "complete redemption" of the shareholder's interest in us if either (a) all the common stock actually and constructively owned by the shareholder is sold pursuant to the Offer or otherwise or (b) all the common stock actually owned by the shareholder is sold pursuant to the Offer or otherwise and the shareholder is eligible to waive and does effectively waive attribution of all common stock constructively owned by the shareholder in accordance with section 302(c) of the Code. Reacquisition of common stock may jeopardize the waiver and favorable tax treatment provided under the complete redemption test.

      Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, such shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's proportionate interest in Coast Dental after taking into account the attribution rules of section 318 of the Code. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend on the individual shareholder's facts and circumstances. In certain circumstances, even a small reduction in a shareholder's proportionate interest may satisfy this test. For example, the Internal Revenue Service ("IRS") has indicated in a published ruling that a 3.3% reduction in the proportionate interest of a small minority (substantially less than 1%) shareholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Shareholders expecting to rely on the "not essentially equivalent to a dividend" test should, therefore, consult their tax advisors as to its application in their particular situations.

      If none of the three tests under section 302 of the Code are satisfied, then, to the extent Coast Dental has sufficient earnings and profits (taking into account current and accumulated earnings and profits), the tendering shareholder will be treated as having received a dividend includible in gross income (and treated as ordinary income) in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer (without regard to gain or loss, if any).

      In the case of a corporate shareholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of section 246A(c) of the Code. Generally, if a dividends-received deduction is available, it is expected that the dividend will be treated as an "extraordinary dividend" under section 1059(a) of the Code, in which case such corporate shareholder's tax basis in Shares retained by such shareholder would be reduced, but not below zero, by the amount of the non-taxed portion of the dividend. Any amount of the non-taxed portion of the dividend in excess of the shareholder's basis will generally be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a redemption of Shares from a corporate shareholder pursuant to the Offer is treated as a dividend as a result of the shareholder's constructive ownership of other common stock that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the shareholder's adjusted tax basis only in its Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain on the sale of such Shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of section 1059 of the Code.

      "Backup withholding" at a rate of 30% will apply to payments made to shareholders pursuant to the Offer unless the shareholder has furnished its taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified that such number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a holder of Shares under the backup withholding rules generally will be allowed as a refund or a credit against such shareholder's United States federal income tax liability, provided the required information is furnished to the IRS. The foregoing discussion may not apply to Shares acquired pursuant to certain compensation arrangements with Coast Dental.

      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING ON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE CONSTRUCTIVE STOCK OWNERSHIP RULES MENTIONED ABOVE.

6.    PRICE RANGE OF SHARES; DIVIDENDS; STOCK REPURCHASES

      Our Shares are traded on Nasdaq under the symbol "CDEN." From February 14, 1997 and until July 17, 2001, our Shares were traded on the Nasdaq National Market and thereafter on the Nasdaq SmallCap Market. The following table shows the high and low closing price information during the past two years. All Share prices have been adjusted for our July 17, 2001 one-for-three reverse stock split.

                                               YEAR ENDED DECEMBER 31, 2001
                                          HIGH                             LOW
                                          ----                             ---
First Quarter                            $4.50                             $2.82
Second Quarter                           $2.82                             $1.86
Third Quarter                            $3.50                             $2.55
Fourth Quarter                           $3.10                             $2.12


                                              YEAR ENDED DECEMBER 31, 2002
                                         HIGH                               LOW
                                         ----                               ---
First Quarter                            $3.15                              $2.17
Second Quarter                           $6.00                              $3.10
Third Quarter                            $4.35                              $2.60
Fourth Quarter                           $3.53                              $2.63

                                               YEAR ENDED DECEMBER 31, 2003
                                          HIGH                               LOW
                                          ----                               ---
First Quarter
(Through February 28, 2003)               $4.59                         $2.84

      There were 60 holders of record (and approximately 1,100 estimated nonrecord beneficial owners) of our Shares as of December 31, 2002.

      On February 28, 2003, the last day the Shares were traded prior to the announcement of the Offer, the last reported sales price per Share as reported on Nasdaq was $4.50. SHAREHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

      We have not declared or paid any dividends on the Shares since becoming a public company. We do not anticipate paying cash dividends on the Shares in the foreseeable future. We intend to retain future earnings to finance our operations and to fund the growth of the business. Any payment of future dividends will be at the discretion of our Board and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that our Board deems relevant.

      We did not repurchase any Shares in the past two years under our share repurchase program or otherwise due to financial constraints.

7.    CERTAIN INFORMATION CONCERNING COAST DENTAL

      Forward-Looking Statements. This Offer to Purchase contains certain forward-looking statements. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein and there is no assurance that the tender offer will be completed. The forward-looking statements contained herein include statements about the tender offer. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Coast Dental's shareholders to tender their Shares; the costs related to the tender offer; litigation challenging the tender offer; and other economic, business, competitive and/or regulatory factors affecting Coast Dental's business in general. More detailed information about those factors is set forth in the filings made by Coast Dental with the SEC. Unless required by law, Coast Dental undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      General. Coast Dental is a Florida corporation. The address of its principal executive offices is: 2502 Rocky Point Drive North, Suite 1000, Tampa, Florida 33607; and its phone number is (813) 288-1999. Coast Dental provides services and support to general dentistry practices at the dental centers of affiliated professional associations.

      Historical Financial Information. Set forth below is certain summary financial information relating to us for the periods indicated. The summary financial information (other than the ratio of earnings to fixed charges and book value per share) set forth as of and for the years ended December 31, 2000 and December 31, 2001 has been excerpted or derived from the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001 (the "Form 10-K"). The summary financial information (other than the ratio of earnings to fixed charges and book value per share) set forth below as of and for the nine months ended September 30, 2001 and September 30, 2002 has been excerpted or derived from the unaudited condensed financial statements set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (the "Form 10-Q"). The financial information as of and for the nine months ended September 30, 2001 and September 30, 2002 in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such information. Results for the nine-month periods are not necessarily indicative of results for the full year. More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by us with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, which are incorporated herein by reference, including the financial statements and related notes contained therein. Our Form 10-K, Form 10-Q and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "The Tender Offer--Available Information."

                          SUMMARY FINANCIAL INFORMATION

                                              AS OF AND FOR THE               AS OF AND FOR THE
                                           YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED SEPTEMBER 30,
                                         ============================   ===============================
                                             2000            2001           2001               2002
                                         ============    ============   ============       ============
STATEMENT OF OPERATIONS DATA:
      Net revenue                        $ 45,825,978    $ 43,561,255   $ 32,183,444       $ 42,539,431
      Dental Center gross profit            4,339,879       3,374,452      2,622,872          6,566,857
      Operating loss                       (2,385,761)     (9,658,886)    (4,043,740)        (1,814,750)
      Net loss                             (1,263,940)     (9,366,661)    (4,070,323)          (867,880)
      Comprehensive loss                 $ (1,239,870)   $ (9,284,338)  $ (3,964,461)      $   (867,880)
      Basic loss per share               $      (0.60)   $      (4.48)  $      (1.95)      $      (0.41)
      Diluted loss per share             $      (0.60)   $      (4.48)  $      (1.95)      $      (0.41)

BALANCE SHEET DATA:

    Current assets                       $ 22,942,777    $ 19,428,295   $ 19,930,803       $ 23,863,239
    Total assets                         $ 64,204,192    $ 54,135,606   $ 58,013,050       $ 53,976,314
    Current liabilities                  $  6,396,701    $  5,869,768   $  4,367,755       $  6,575,220
    Total liabilities                    $  6,746,766    $  5,962,518   $  4,520,085       $  6,657,984

OTHER DATA:
    Book value per common share          $      27.39    $      23.04   $      25.58       $      22.25
    Ratio of earnings to fixed charges          (0.15)          (3.75)         (1.74)             (0.35)

      Certain Estimates Prepared By Us. Our management provided the Continuing Shareholders, Capitalink and the Special Committee with certain information about Coast Dental that is not publicly available. The information included preliminary financial projections. We do not, as a matter of course, publicly disclose forward-looking information (such as the financial projections referred to above) as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, these projections were prepared by us solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements. The preliminary financial projections necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, net patient revenue of Coast P.A., availability and pricing of supplies, employee compensation costs, collections on receivables due from Coast P.A. and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond our control. One cannot predict whether the assumptions made in preparing the preliminary financial projections will be accurate, and actual results may be materially higher or lower than those contained in the projections. The information should not be regarded as fact or an indication that we, the Continuing Shareholders or anyone who received this information considered it a reliable predictor of future results, and this information should not be relied on as such. Neither our independent auditors, Deloitte & Touche LLC nor any other independent accountants or financial advisors have compiled, examined or performed any procedures with respect to the preliminary financial projections prepared by management nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the preliminary financial projections. A copy of the preliminary financial projections will be made available for inspection and copying by any interested shareholder of Coast Dental at Coast Dental's principal executive offices during its regular business hours.

      Related Party Transactions.

      Except as described below or elsewhere in this Offer to Purchase, during the two years preceding the date of this Offer to Purchase, no negotiations, transactions or material contracts concerning a merger, consolidation, acquisition, tender offer for or other acquisitions of any class of securities of Coast Dental, election of directors of Coast Dental, or sale or other transfer of a material amount of assets of Coast Dental, has been entered into or has occurred between Coast Dental and any executive officer or director of Coast Dental, or between any affiliates of Coast Dental or between Coast Dental or any of its affiliates or any person not affiliated with Coast Dental who would have a direct interest in such matters.

      Service and Support Agreement with Coast P.A. Coast Dental has agreements to provide management services and support to each Coast P.A. ("Services and Support Agreements"). Dr. Adam Diasti, a Director and the President of Coast Dental, is the sole owner of the Coast P.A. Net revenues earned by Coast Dental from Coast P.A. for management services were approximately $43.6 million for the year ended December 31, 2001. The service and support fees earned by Coast Dental from the Coast P.A. have historically ranged from 65% to 76% of the gross revenue, net of refunds, adjustments, and discounts, of the dental offices managed by Coast Dental pursuant to the Services and Support Agreements (the "Dental Centers"). The services and support fees between the parties may be revised from time to time based upon negotiations between Coast Dental and the Coast P.A. and approved by the Audit Committee of the Board. The latest adjustment to the services and support fee was effective October 1, 2002. Coast Dental pays, out of the services and support fee, all of the operating and non-operating expenses incurred by the Coast P.A. at the Dental Centers, except for the salaries and benefits of the Coast P.A. dentists and dental hygienists.

      Accounts Receivable from Coast P.A. The Coast P.A. is indebted to Coast Dental in the aggregate amount as of December 31, 2001 of approximately $13.0 million which represents services and support fees payable to Coast Dental in accordance with the Services and Support Agreements. The management fee receivable is non-interest bearing indebtedness of Coast P.A.

      Effective June 1, 2002, Coast Dental and Coast P.A. amended the Services and Support Agreements to change the methodology for determining the monthly services and support fee earned by Coast Dental and to provide for the transfer of Coast P.A.'s trade accounts receivable to Coast Dental for payment of services and support fees. The trade accounts receivable transferred collateralize a portion of the management fee receivable from Coast P.A. The remainder of the management fee receivable, after transfer of the trade accounts receivable, is unsecured and represents a concentration of credit risk. Presently, Coast Dental expects Coast P.A. to pay the remainder of the management fee receivable due to Coast Dental from three sources: (1) cash proceeds from the conversion of Dental Centers to the Equity Model (as defined below); (2) assignment of, and subsequent collection of, notes receivable from the conversion of Dental Centers to the Equity Model; and (3) cash flows from operations.

      Stock Option Grants to Affiliated Professionals. The fair value of stock options granted by Coast Dental to affiliated dental professionals employed by a Coast P.A. are charged to the Coast P.A. and reimbursed to Coast Dental from the Coast P.A. Upon the departure or termination of a dental professional from Coast P.A., any options previously granted that are forfeited by the dental professional pursuant to the terms of the affiliated professional benefit plan, revert to the Coast P.A. for reissuance to new dental professionals. As a result of such forfeitures, the Coast P.A. currently holds options to purchase 151,218 shares of Coast Dental's Shares at exercise prices ranging from $3.14 per share to $76.13 per share.

      Dentist Equity Model. During the third quarter of 2001, the Coast P.A., with the assistance of Coast Dental, began the rollout of the newly developed Equity Model, whereby a dentist has the opportunity to acquire a 25% to 50% ownership interest in a Dental Center and participate in the potential profits of that Dental Center (the "Equity Model"). These transactions are structured as a sale of intangible and/or tangible assets of each Dental Center. The Coast P.A. sells a portion of its intangible Dental Center assets to the dentist acquiring the interest. The Coast P.A. and the dentist then contribute their respective tangible and intangible assets to a newly formed professional association.

      Coast Dental and the Coast P.A. consummated the sale of interests in Dental Centers in accordance with the terms of the Equity Model as follows: ten
(10) in 2001 and six (6) in 2002. In fourth quarter 2002, Coast Dental and Coast P.A. divested one Dental Center and sold the business and remaining assets to the owner-dentist. In addition, in fourth quarter 2002, Coast Dental, Coast P.A. and three owner-dentists dissolved three of the Equity Model Dental Centers and the dentists remained in the practice and became an employee of Coast P.A. Coast Dental, Coast P.A. and one additional Equity Dentist are in negotiations to dissolve another Equity Model Dental Center to be effective December 31, 2002.

      Agreement with Dr. Adam Diasti. Coast Dental has an agreement with Dr. Adam Diasti, pursuant to which Dr. Diasti has agreed to sell all of his shares of Coast P.A. stock to a licensed dentist designated by Coast Dental if certain events occur. Dr. Diasti is a Director and President of Coast Dental. The purchase price under the agreement, if the certain event should occur, will be the fair market value of Dr. Diasti's shares of the Coast P.A.'s stock.

      Note Receivable from Coast P.A. Coast Dental periodically advances funds to/from the Coast P.A. These advances to and from the Coast P.A. are reflected on Coast Dental's balance sheet as a note receivable from Coast P.A. for approximately $0.2 million at December 31, 2001. The receivable is non-interest bearing and is due upon demand. Coast Dental has also recorded a receivable from the Coast P.A. in the amount of $2.5 million as of December 31, 2001 in accordance with the Affiliated Professionals Stock Plan. This receivable represents the fair value of the options issued to the dental professionals employed by the Coast P.A. and is reimbursed to Coast Dental from the Coast P.A.

      edentaldirect.com Agreement. Coast Dental entered into a Supply Agreement dated September 27, 2000 with edentaldirect.com, Inc. (the "Supply Agreement") Tim Diasti, an affiliate of Coast Dental, is an officer, director and shareholder of edentaldirect.com, Inc. ("edentaldirect.com") and brother of Terek and Adam Diasti. Coast Dental's executive officers and directors, Terek Diasti and Adam Diasti, and its directors, Donald Millard and Darrell C. Smith are also shareholders of edentaldirect.com. Under the Supply Agreement, Coast Dental purchased dental products and supplies from edentaldirect.com. During 2001, Coast Dental paid edentaldirect.com approximately $1.38 million for dental products and supplies, which represented approximately 35% of Coast Dental's total supply purchases for such period. At December 31, 2001, Coast Dental owed edentaldirect.com approximately $420,000 for the purchase of dental products and supplies. Coast Dental ordered from several different suppliers during 2001. In 2002, Coast Dental began purchasing Celara brand denture systems from edentaldirect.com that are produced by Dentovations, Inc. which is 50% owned by the Diasti Family Limited Partnership (a related party). Coast Dental's purchases of Celara denture systems totaled $16,500 through September 30, 2002.

      Split-Dollar Life Insurance Arrangement. In February 1998, Coast Dental entered into split-dollar life insurance arrangements with executive officers and directors, Terek Diasti and Adam Diasti. Pursuant to the terms of the agreements, Coast Dental lends the money to pay the annual premiums and has received collateral assignments of the life insurance policies to secure repayment of the loans. Upon the death of the covered person, Coast Dental is entitled to receive repayment of the loans from the life insurance proceeds. In 2001, Coast Dental loaned $56,000 and $87,000 to Terek Diasti and Adam Diasti, respectively, for the premiums on the life insurance policies. Coast Dental has the ability to unilaterally cancel the policies on 30 days notice and receive the lesser of the cash surrender value or the amounts loaned.

      Loans to Majority Stockholders. Through June 30, 2002 Coast Dental periodically advanced funds to/from the majority stockholders. Advances to the majority shareholders, and affiliates of majority shareholders, are non-interest bearing and were approximately $163,000 at December 31, 2001. There were no advances to majority stockholders after June 30, 2002.

      Law Firm. Director Darrell C. Smith is a partner in the law firm of Shumaker, Loop & Kendrick, LLP which has served as general counsel to Coast Dental since inception. In 2001 and 2002, Coast Dental paid the law firm fees for services rendered during such period.

      Investment Banking Fees. Director Geoffrey L. Faux is a partner in the investment banking firm of Harpeth Capital LLC. Harpeth Capital assisted Coast Dental in securing its financing with CapitalSource Finance LLC and was paid fees for services rendered.

      Dental Lab Products. In third quarter 2002, Coast Dental began purchasing a portion of its dental lab products from Summit Dental, Inc. d/b/a Global Prosthetic Services ("Summit"). Summit is 51% owned by the sister and brother-in-law of Terek and Adam Diasti. Terek and Adam Diasti are directors of Summit. Terek Diasti has personally guaranteed the real property lease for the space used by Summit to conduct its operations. In the third quarter 2002, payments by Coast Dental to Summit totaled $10,000.

      Patient Financing. Coast P.A. offers private label credit card financing to its patients through a national bank. eHealthCredit.com, Inc. ("eHealth") markets the credit card program and receives a portion of the discount charged by the bank as a brokerage fee. The Diasti Family Limited Partnership (an affiliate of Coast Dental) and Darrell C. Smith (a director of Coast Dental) own 90% and 5%, respectively of eHealth. In third quarter 2002, Coast Dental paid eHealth brokerage fees of $85,000 for the period from January 2002 to July 2002 in connection with the credit card program. In addition, in third quarter 2002, Coast Dental paid eHealth a $15,000 penalty (the maximum quarterly penalty) as patient financing volume in the second quarter 2002 was below certain specified target levels. Further, Coast Dental has entered into a guaranty with the bank pursuant to which is has agreed to guarantee and become a surety for eHealth's obligations under the credit card program. eHealth's obligations to the bank would be for the unamortized cost of credit card approval machines, if any, should any machines be returned by Coast P.A. to the bank. At inception of the program, eHealth's maximum obligation was $69,000. Further, although the credit card program brokerage fee received by eHealth was previously required to be split between eHealth and Adenta Patient Financing, LLC ("Adenta"), a company owned in part by Diasti Holdings, LLC (also an affiliate of Coast Dental), both Adenta and Diasti Holdings, LLC are in dissolution. No fees have been paid by either Coast Dental or Coast P.A. to either Adenta or Diasti Holdings, LLC.

      Adenta was an additional named insured on Coast Dental's property and casualty insurance policies through third quarter 2002. Estimated annual premiums for inclusion on Adenta on these insurance policies is $2,100.

      Loan from Diasti Family Limited Partnership. Coast Dental has entered into a credit agreement with the Diasti Family Limited Partnership on February 28, 2003 for the Diasti Family Limited Partnership to loan it up to $3,400,000 to finance the Offer at an annual interest rate of 5%. The loan is due five years from the date the funds are borrowed. Subject to the prior approval of Coast Dental's senior lender, the loan is secured by a second priority lien on all of Coast Dental's assets.

      Loan Guarantee. Upon the successful completion of the Offer and borrowing on the Term Loan, the Diasti Family Limited Partnership and Coast P.A. will guarantee certain indebtedness of Coast Dental under the credit facility with CapitalSource Finance, LLC ("CapitalSource").

      Other Information. Whether or not the Offer is successfully completed, Coast Dental may acquire additional Shares in the open market or in privately negotiated transactions. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Purchase Price. The purchase of Shares by Coast Dental pursuant to any open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Shareholders who are not affiliated with Coast Dental, the Shares may no longer meet the quantitative requirements for continued listing on Nasdaq. Moreover, the purchase of Shares pursuant to open market or privately negotiated purchases following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act.

      Except as disclosed in this Section and elsewhere in this Offer to Purchase, Coast Dental has no other present plans or proposals that relate to or would result in (1) the acquisition by any person of additional securities of Coast Dental, or the disposition of securities of Coast Dental, (2) any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, of Coast Dental, (3) any material change in the present dividend policy or indebtedness or capitalization of Coast Dental, (4) any other material change in Coast Dental's corporate structure or business, or (5) any change in Coast Dental's Articles of Incorporation, bylaws or instruments corresponding thereto or any other actions that may impede the acquisition of control of Coast Dental by any person.

      We anticipate that following the Offer the Continuing Shareholders will cause Coast Dental to change the composition of Coast Dental's Board to eliminate non-employee directors. The persons who are presently Coast Dental's officers will continue in their same positions following consummation of the Offer.

8.    FINANCING OF THE OFFER

      The total amount of funds required by us to consummate the Offer (and to pay related fees and expenses estimated to be approximately $365,033) assuming that all Shares are validly tendered and not withdrawn and all stock options exercisable for Shares at a price below the Purchase Price are exercised, is $5,390,000. We plan to finance the Offer through borrowings from CapitalSource under the term loan portion of our $4,000,000 Revolving Credit, Term Loan and Security Agreement with CapitalSource which includes a $2,000,000 revolver and a $2,000,000 term loan (the "Term Loan") and from our largest shareholder, the Diasti Family Limited Partnership, under an agreement to loan up to $3,400,000 (the "Credit Agreement"). We are the borrower under the Term Loan and the Credit Agreement. We plan to repay the Term Loan and the Credit Agreement when due through internally generated funds.

      The Term Loan provides that CapitalSource will loan us up to $2,000,000 to finance the Offer at an interest rate equal to the prime rate plus 4.75%. The principal amount of the Term Loan is payable in monthly installments in months seven through twenty-four from the date the funds are borrowed. The Term Loan is secured by a first priority lien on all of Coast Dental's assets and when the funds are borrowed will be guaranteed by the Diasti Family Limited Partnership. We are required to prepay all or a portion of the Term Loan under certain circumstances. We are required to meet certain monthly financial covenants for minimum EBITDA, minimum fixed charge coverage ratio, minimum net leverage, minimum cash collections and minimum liquidity in order to borrow under the Term Loan. There can be no assurance that we can continue to meet these monthly financial covenants and borrow under the Term Loan. We are also subject to certain affirmative and negative covenants. Upon borrowing under the Term Loan, Coast Dental is required to issue warrants to CapitalSource which are immediately exercisable into Shares equal to 1% of Coast Dental's issued and outstanding Shares at a strike price equal to $.001 per Share. Coast Dental may elect to redeem the warrant upon the conclusion of a successful tender offer.

      The Credit Agreement provides that the Diasti Family Limited Partnership will loan us up to $3,400,000 to finance the Offer at an interest rate of 5%. The loan is due five years from the date the funds are borrowed. The loan is subordinated to the Term Loan and subject to the prior approval of CapitalSource, will be secured by a second priority lien on all of Coast Dental's assets.

      We do not have any alternative financing arrangements or alternative financing plans in the event we are unable to borrow, for any reason, under the Term Loan or the Credit Agreement.

      The material documents comprising the Term Loan and the Credit Agreement have been filed with the Commission as exhibits to our Tender Offer Statement on Schedule TO, of which this Offer to Purchase is a part. Copies of the Schedule TO may be obtained in the manner set forth in the Section entitled "The Tender Offer - Certain Information Concerning Coast Dental" and "The Tender Offer--Available Information."

9.    DIVIDENDS AND DISTRIBUTIONS

      If, on or after March 4, 2003, we should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional Shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to our name on our stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under "The Tender Offer--Certain Conditions of the Offer," (1) the Purchase Price payable by us pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and
(2) any noncash dividend, distribution or right shall be received and held by the tendering shareholder for our account and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for our account, accompanied by appropriate documentation of transfer.

10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING AND EXCHANGE ACT REGISTRATION

      Market For Shares. Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. In the event the Offer is consummated, we will seek to cause the Shares to be delisted from trading on Nasdaq and to terminate the registration of the Shares under the Exchange Act.

      As of March 1, 2003, there were 2,091,233 Shares issued and outstanding and approximately 60 holders of record and 1,100 beneficial holders of the outstanding Shares. Under Section 12(g) of the Exchange Act, registration under the Exchange Act may be terminated by the issuer if there are fewer than 300 holders of record of a class of security. In the event the Shares were no longer listed on Nasdaq, price quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the termination of registration under the Exchange Act as described below and other factors.

      Nasdaq Listing. If more than approximately 500,000 Shares are tendered or more than 1,000 beneficial shareholders tender Shares, we believe that we would no longer meet the requirements for continued listing on Nasdaq, and would, in that event, be delisted. Pursuant to Nasdaq's published guidelines, Shares are not eligible to be included for listing if, among other things, the number of Shares publicly held by non-affiliates falls below 500,000, the number of record and beneficial holders of Shares falls below 300 or the aggregate market value of such publicly held Shares is less than $1 million.

      We currently have a very small shareholder base for a Nasdaq traded public company as indicated by our shareholders of record. Even if we do not enter into a Second-Step Transaction or complete the Offer, we will seek to terminate our registration under the Exchange Act and delist our securities from Nasdaq if we are eligible to do so.

      Exchange Act Registration. The Shares are currently registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of our shareholders. Registration of the Shares under the Exchange Act may be terminated upon our application to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares.

      The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by us to you and to the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that we file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that our executive officers, directors and 10% or greater shareholders file certain reports concerning ownership of our equity securities and provisions that any profit by such executive officers, directors and shareholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by Coast Dental. In addition, the ability of our "affiliates" and other persons to dispose of Shares that are "restricted securities" under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be "margin securities" or eligible for listing on the Nasdaq or other similar exchanges.

11.   CERTAIN CONDITIONS OF THE OFFER

      Notwithstanding any provision of the Offer, in addition to the condition that the Minimum Condition has been satisfied, we shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered, if prior to the acceptance for payment of Shares, any of the following conditions exist:

      (a) there shall have been instituted or pending any material action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (1) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (2) in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects and our subsidiaries, taken as a whole, or otherwise materially impair in any way our contemplated future conduct of our business or any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

      (b) any action taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (1) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (2) delay or restrict the ability of Coast Dental, or render us unable to accept for payment or pay for some or all of the Shares, (3) materially impair the contemplated benefits of the Offer to us, or (4) materially and adversely affect our business, condition (financial or other), income, operations or our prospects and the prospects of our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries;

      (c) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving us or any subsidiary, shall have been proposed, announced or made by any person;

      (d) the Special Committee and our Board shall have concluded the exercise of the directors' fiduciary duties requires that we terminate the Offer, with such conclusions based on the advice of outside legal and financial advisors as appropriate; or

      (e) if we shall no longer continue to have sufficient financing to enable us to consummate the Offer.

      The foregoing conditions are for our sole benefit and may be asserted by us in the exercise of reasonable judgment regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

12.   CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

      General. We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to our acquisition of Shares pursuant to the Offer. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to our right to decline to purchase Shares if any of the conditions in "The Tender Offer--Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to our business, or that certain parts of our businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See "The Tender Offer--Certain Conditions of the Offer."

      State Takeover Laws. We are incorporated under the laws of the State of Florida. The FBCA contains two general takeover laws, Sections 607.0901 (Affiliated Transactions) and 607.0902 (Control Share Acquisition). We have opted out of both sections in our Articles of Incorporation, as amended, and we also believe that if we had not opted out of such anti-takeover laws that it would not have applied to the Offer nor the Second-Step Transaction, if it occurs. Section 10 of our Articles of Incorporation prevents an "interested shareholder" (generally a person who beneficially owns or has the right to acquire 10% or more of the outstanding voting stock of the corporation at any time within the past three years) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Florida corporation for a period of three years following the date such person became an interested shareholder unless, among other things, prior to the date the interested shareholder became an interested shareholder, our Board approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. We believe that the restrictions contained in Section 10 of our Articles of Incorporation applicable to a "business combination" do not apply to the Offer and will not apply to the Second-Step Transaction, if it occurs.

      We conduct limited business in several states in the United States, some of which have enacted takeover laws. We do not believe that any state takeover statutes apply to the Offer. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Second-Step Transaction, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Second-Step Transaction, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any of the Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer and the Second-Step Transaction. In such case, Coast Dental may not be obligated to accept for payment any of the Shares tendered. See "The Tender Offer - Certain Conditions of the Offer."

      Litigation. To the best of our knowledge, there is no pending litigation in connection with the Offer.

13.   FEES AND EXPENSES

      Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

      The Special Committee has retained Capitalink to render its opinion as to the fairness, from a financial point of view, of the Purchase Price to our unaffiliated shareholders. The Engagement Letter requires us to pay a $30,000 non-refundable cash retainer upon execution of the Engagement Letter, an additional $20,000 cash fee payable upon providing an oral valuation and an additional $30,000 cash fee payable upon delivery of the written fairness opinion. In addition, the Engagement Letter provides that we will reimburse Capitalink for certain of its reasonable out-of-pocket expenses up to $7,500 and that Capitalink and certain related persons will be indemnified against certain liabilities arising out of its engagement. However, if, and only if, requested by the Special Committee within six months of the date of the Capitalink Opinion, Capitalink will, for an additional fee, provide an updated opinion.

      We have retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

      No fees or commissions will be payable by us to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. We, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 6 of the Letter of Transmittal.

14.   AVAILABLE INFORMATION

      Coast Dental is subject to the information requirements of the Exchange Act, and in accordance with such requirements files reports, proxy statements, and other information with the SEC. The reports, proxy statements, and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC:
175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20459. The SEC maintains a World Wide Web site on the internet at http: //www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Coast Dental.

      Coast Dental has filed a Schedule TO with the SEC with respect to the Offer. As permitted by the rules and regulations of the SEC, this Offer to Purchase omits certain information and exhibits contained in the Schedule TO. The Schedule TO, including exhibits, and any amendments thereto may be inspected and copied at, or obtained from the SEC's offices as set forth above. For further information, reference is hereby made to the Schedule TO and the exhibits thereto. Statements contained in this Offer to Purchase concerning documents filed with the SEC as exhibits to the Schedule TO or attached as Appendices to this Offer to Purchase are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Schedule TO or attached as an Appendix to this Offer to Purchase. Each statement in this Offer to Purchase concerning such a document is qualified in its entirety by reference to such document.

      Certain documents discussed in this Offer to Purchase including, without limitation, the Schedule TO and all exhibits thereto, are also available for inspection and copying at the principal executive office of Coast Dental at 2502 Rocky Point Drive North, Suite 1000, Tampa, Florida 33607, telephone (813) 288-1999, during its regular business hours, by any shareholder or his or her representative so designated in writing. Upon the written request of a shareholder directed to the secretary of Coast Dental at the above address, Coast Dental will mail to such shareholder a copy of any such document at the expense of such shareholder. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained by shareholders from Coast Dental at its address and telephone number set forth above at no cost to the shareholders. No provision is made by Coast Dental in connection with the Offer to grant unaffiliated shareholders access to corporate files of Coast Dental or to obtain counsel or appraisal services at the expense of Coast Dental.

      If there are fewer than 300 holders of record of Shares of Coast Dental after the Offer is completed, Coast Dental could terminate the registration of its Shares under the Exchange Act. If the registration is terminated, Coast Dental would no longer be subject to the reporting requirements of the Exchange Act. See "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of Coast Dental After the Offer."

      No person has been authorized to give any information or make any representation in connection with the Offer made hereby other than those contained or incorporated by reference in this Offer to Purchase, and, if given or made, such information or representation must not be relied upon as having been authorized by Coast Dental. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. Information in this Offer to Purchase about Coast Dental has been provided by Coast Dental.

15.   MISCELLANEOUS

      We are not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      March 4, 2003

                           COAST DENTAL SERVICES, INC.
                               [LOGO] COAST DENTAL

                                   SCHEDULE I

                             INFORMATION CONCERNING
                DIRECTORS AND EXECUTIVE OFFICERS OF COAST DENTAL

      The name, position with Coast Dental, present principal occupation or employment and five year employment history of each member of the Board of Directors and each of the executive officers of Coast Dental are set forth below. Unless otherwise indicated, each individual's business address is c/o Coast Dental Services, Inc., 2502 Rocky Point Drive North, Suite 1000, Tampa, Florida 33607.

      Each of the members of the Board of Directors and each of the executive officers is a citizen of the United States. No member of the Board of Directors and no executive officer has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years, nor has any such person been a party to a judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

TEREK DIASTI, DVM, CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD OF DIRECTORS. Dr. Diasti is a founder of Coast Dental and has served as Chairman of the Board of Coast Dental since 1992. Dr. Diasti's term as Director expires during the year 2003. From 1989 to 1993, Dr. Diasti operated and managed Lakeside Animal Hospital, Avalon Animal Hospital, Country Oaks Animal Hospital and Northdale Animal Hospital, all of which are veterinary hospitals in Tampa, Florida. While at the veterinary hospitals, Dr. Diasti was engaged in the development, internal managerial and operational programs. Dr. Diasti received his Doctorate of Veterinary Medicine from Purdue University.

ADAM DIASTI, DDS, PRESIDENT, DENTAL DIRECTOR AND DIRECTOR. Dr. Diasti is a founder of Coast Dental and has served as the President of Coast Dental since its inception. Dr. Diasti's term as Director expires during the year 2004. Dr. Diasti is also the founder, President, director and sole Shareholder of Coast Florida, P.A., Coast Dental Services, P.A., Coast Dental of Georgia, P.C., Coast Dental Services of Tennessee, P.C. and Adam Diasti, D.D.S. & Associates, P.C. (collectively, the "Coast P.A."). From May 1991 to May 1992, he managed and operated the Sarasota Walk-In Dental Clinic, a group practice of three dentists and denture laboratory in Sarasota, Florida. Prior to May 1991, Dr. Diasti worked as a dentist in a large group practice of 18 offices known as Quality Dental in Newman Grove, Nebraska. He served as the Dental Operations Manager of Quality Dental. Dr. Diasti has a Doctorate of Dental Surgery from Creighton University in 1990 and is a member of the American Dental Association.

THOMAS J. MARLER, CHIEF OPERATING OFFICER. Prior to joining Coast Dental in October 2002, Mr. Marler was with Lazard Technology Partners (LTP), a leading early-stage venture capital firm based in New York and Washington, D.C. Mr. Marler was at LTP from June 2000 through October 2002. While at LTP, he led or coordinated several investments and served on numerous boards of directors. Prior to joining LTP, Mr. Marler spent four years from 1996 through 2000 as VP/GM and then President for the North Florida Region of PrimeCo Personal Communications - a PCS startup company that has become part of Verizon Wireless. While at PrimeCo/Verizon, he helped head the organization to launch a completely new wireless network in North Florida, and grew the organization from a startup to one of the region's premier wireless carriers, covering more than 7 million pops. Prior to joining PrimeCo, Mr. Marler spent 10 years from 1984-1994 with Pacific Bell, where he held a variety of leadership positions in operations. Mr. Marler received his BA magna cum laude from Harvard University in 1984, and his MBA with distinction from Dartmouth College in 1996. Mr. Marler currently serves on the Board of Directors of Metrix Networks, a leading wireless telemetry company.

TIMOTHY G. MERRICK, VICE PRESIDENT - FINANCE AND SECRETARY. Mr. Merrick joined Coast Dental in February 2002. From June 1998 to December 2001, Mr. Merrick worked for Celotex Corporation, a national manufacturer of building products, and served as Vice President and Controller. From February 1995 to May 1998, Mr. Merrick worked for FCCI Mutual Insurance Company, a regional property and casualty insurance company, and served as Assistant Vice President of Finance. From 1986 to 1995, Mr. Merrick worked for Price Waterhouse in its audit and business advisory practice and served as Senior Manager. Mr. Merrick holds a Masters of Accountancy degree from the University of South Florida and a Bachelor of Arts in Accounting degree from the University of South Florida. Mr. Merrick is a Certified Public Accountant.

DONALD R. MILLARD has been a Director and a member of the Audit and Compensation Committees of Coast Dental since Coast Dental's initial public offering in February 1997. Mr. Millard's term as Director expires during the year 2003. Since October 2000, Mr. Millard was the Chief Financial Officer and Senior Vice President of AGCO Corporation (NYSE:AG), a global manufacturer and distributor of agricultural equipment with annual revenues in excess of $2.9 billion. In May 2002, Mr. Millard was promoted to Executive Vice President and Chief Operating Officer. From 1997 to October 2000, Mr. Millard was the Chief Executive Officer and President of Matria Healthcare, Inc. (NasdaqNM: MATR), a leading provider of comprehensive obstetrical home care and maternity management services. Mr. Millard also served as Senior Vice President of Finance, Chief Financial Officer and Treasurer of Matria Healthcare, Inc. from 1996 to 1997. Previously, Mr. Millard had served as Vice President -- Finance and Chief Financial Officer of Healthdyne, Inc. from 1987 until Healthdyne, Inc. consummated a merger in 1996 with Tokos Medical Corporation to form Matria Healthcare, Inc. In October 2000, Mr. Millard also became a director of American HomePatient, Inc. (OTCBB:AHOM.OB). Mr. Millard, a Certified Public Accountant, received a Bachelor of Business Administration in Accounting from the University of Georgia in 1969.

GEOFFREY L. FAUX has been a Director and a member of the Audit and Compensation Committees of Coast Dental since March 2002. Since April 2001, Mr. Faux has served as Managing Director and since January 2002 as Managing Partner of Harpeth Capital LLC, an investment banking firm. During 2000, Mr. Faux served as President of Electronic Medical Distribution, Inc., an early-stages healthcare services company. Mr. Faux served as President of Orthodontic Centers of America, Inc. (NYSE:OCA) from June 1997 to October 1999 and as a Director of such company from December 1996 to October 1999. From September 1996 to June 1997, Mr. Faux served as Executive Vice President and Chief Administrative Officer of Orthodontic Centers of America, Inc. Mr. Faux served as Director, Investment Banking Group for Prudential Securities, Inc. from 1992 to September 1996.

DARRELL C. SMITH has been a Director of Coast Dental since March, 2002. Since 1991, he has been a partner in the national law firm of Shumaker, Loop & Kendrick, LLP and currently serves as a member of the firm's national management committee and a co-managing partner of the firm's Tampa, Florida office. Mr. Smith has been a practicing attorney for almost 20 years and serves as legal counsel for numerous private and public companies.

PETER M. SONTAG was appointed as a Director and a member of the Audit Committee of Coast Dental in November 2002. Since 2001 he has served as the President of 2030 Travel, Inc., a travel company consolidator. Since November 1999 until June 2001, Mr. Sontag served as a director of 800 Travel Systems, Inc., a publicly traded company. Mr. Sontag served as the President of 800 Travel Systems, Inc. from November 1999 until June 2000, at which time he began serving as the Chief Executive Officer of 800 Travel Systems, Inc. Prior to joining 800 Travel Systems, Inc., Mr. Sontag was Chairman of the Board of Directors of Travel Industries, Inc. dba THOR, Inc. ("THOR") from February 1997 until November 1999, a telecommunications, publishing and travel services company specializing in supplying marketing and e-commerce services to the travel industry. Mr. Sontag sold THOR in September 1999 to Trip.com, an Internet travel business. In December 1986, Mr. Sontag formed USTravel, Inc., a travel management and distribution company. Mr. Sontag built the company from inception through forty-nine acquisitions and mergers. When the company was sold to a Texas based corporation in March 1994, it was one of the top three travel agencies in the U.S. with annual consolidated sales in excess of $2.4 billion. Since February 1994, Mr. Sontag has served as a director of World Airways, Inc. (NasdaqSC:WLDA). Since June 1976 to the present, Mr. Sontag has served as the President of FastLane Travel, Inc., an incentive company that specializes in travel programs for high-net worth individuals. From January 1995 until January 1997, Mr. Sontag provided strategic new business consultation for Choice Hotel International, Inc., Ideon Corporation, the Deutscher Reiseburoverband, The Franklin Mint, Creative Hotel Associates, Inc. and Crown Marketing Group, Inc. For seven months of that time, Mr. Sontag also served as the President of OAG Travel Services, one of the Reed Elsevier companies. Mr. Sontag has an MBA in Finance from Columbia University.

RICHARD T. WELCH was appointed as a Director and a member of the Audit Committee of Coast Dental in November 2002. Since January 2000 he has been a principal of Welch Business Solutions, an independent consulting firm. Mr. Welch served in the positions of Chief Financial Officer, Treasurer and Director of Vision Twenty One, a public company, from August, 1996 to December, 1999. Mr. Welch played a key role in Vision Twenty-One's consolidation efforts in the eye care management industry with over 40 acquisitions in 14 months adding $200 million in revenues. From December 1994 to March 1996, Mr. Welch served as Executive Vice President of Finance and Administration, and as Vice Chairman of the Board of Directors, of Sports & Recreation, Inc., a public company engaged in the business of retail sporting goods and equipment sales generating over $500 million in annual revenue, and from January 1992 to December 1994, he served as its Chief Financial Officer and a Director. Mr. Welch is a certified public accountant and graduated from Louisiana State University in 1973 with a Bachelor of Science in Management and Accounting.

                                   SCHEDULE II

                               [LOGO] CAPITALINK
                            SMART INVESTMENT BANKING

February 19, 2003

Special Committee of the Board of Directors
Coast Dental Services, Inc.
2502 Rocky Point Drive North
Suite 100
Tampa, FL 33607

Dear Sirs:

We have been advised that there is an offer by Coast Dental Services, Inc. (the "Company") to purchase all of Coast Dental's outstanding shares of common stock that are not beneficially owned by Terek Diasti (Chairman of the Board of Directors and Chief Executive Officer of Coast Dental), Adam Diasti (President and a director of Coast Dental), and the Diasti Family Limited Partnership (the "Continuing Shareholders") for consideration of $4.50 per share (the "Offer"). The Continuing Shareholders beneficially own approximately 51% of Coast Dental's outstanding common stock, and they do not intend to tender any shares of common stock pursuant to the Offer.

We have been retained to render an opinion as to whether, on the date of such opinion, the Offer is fair, from a financial point of view, to the non-Continuing Shareholders of Coast Dental.

We have been instructed that the Continuing Shareholders have informed the Special Committee that they have no interest in selling their shares or in pursuing a sale of Coast Dental to a third party in the foreseeable future. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of Coast Dental to proceed with or effect the Offer. In addition, we have not been requested to explore any alternatives to the Offer. Further, our opinion does not address the relative merits of the Offer as compared to any alternative business strategy that might exist for Coast Dental.

In arriving at our opinion, we took into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things (i) reviewed documents relating to the Offer, including the draft tender offer statement dated January 15, 2003 (the "Draft Tender Offer") and a confidential privatization proposal circulated on December 19, 2002; (ii) reviewed publicly available financial information and other data with respect to Coast Dental, including the annual report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2001; the quarterly reports on form 10-Q for the quarterly period ended September 30, 2002; and the definitive proxy statement dated July 8, 2002; (iii) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of Coast Dental; (iv) reviewed and analyzed certain financial terms of transactions involving target companies deemed to have characteristics comparable to Coast Dental; (v) reviewed and analyzed Coast Dental's projected unlevered free cash flows and prepared discounted cash flows; (vi) reviewed and analyzed the premiums paid in certain other transactions; (vii) reviewed and discussed with representatives of the management of Coast Dental certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of Coast Dental; (viii) considered the historical financial results and present financial condition of Coast Dental; (ix) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of Coast Dental; (x) inquired about and discussed the Offer and other matters related thereto with Company management, the Special Committee and its legal counsel; and (xi) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which we could form an opinion. We have not made a physical inspection of the properties and facilities of Coast Dental and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Coast Dental. Furthermore, because the non-Continuing Shareholders cannot liquidate Coast Dental or Coast P.A., our analysis does not address the liquidation value of Coast Dental. We have assumed that the Offer will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Coast Dental, it is assumed that the Offer will be a taxable event to Coast Dental's shareholders. We have also assumed, with your consent, that the Offer will be consummated substantially in accordance with the terms described to Capitalink and as generally set forth in the Draft Tender Offer, without any further amendments thereto, and without waiver by Coast Dental of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the non-Continuing Shareholders.

Our opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 19, 2003. Accordingly, although subsequent developments may affect our opinion, we have not assumed any obligation to update, review or reaffirm our opinion. However, if, and only if, requested by the Special Committee within six months of the date hereof, Capitalink will, for an additional fee, provide the Special Committee with an updated opinion.

Our opinion is for the use and benefit of the Special Committee and the Board of Directors in connection with its consideration of the Offer and does not constitute a recommendation to any shareholder of Coast Dental as to whether such shareholder should tender their respective shares of common stock. We do not express any opinion as to the underlying valuation or future performance of Coast Dental or the price at which Coast Dental common stock would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Offer is fair, from a financial point of view, to the non-Continuing Shareholders of Coast Dental.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, Coast Dental has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Special Committee and the Board of Directors and is rendered in connection with its consideration of the Offer and may not be used by Coast Dental for any other purpose or reproduced, disseminated, quoted or referred to by Coast Dental at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with Coast Dental may be included in, any tender offer or other materials relating to the Offer that Coast Dental files with the U.S. Securities and Exchange Commission.

Very truly yours,


CAPITALINK, L.C.

                                  SCHEDULE III

                  SUMMARY OF SHAREHOLDER DISSENTERS' RIGHTS AND
            TEXT OF SECTIONS 607.1301, 607.1302, AND 607.1320 OF THE
                        FLORIDA BUSINESS CORPORATION ACT

      THE FOLLOWING IS ONLY A SUMMARY OF THE PROCEDURES FOR SHAREHOLDERS SEEKING DISSENTERS' RIGHTS PRESCRIBED BY SECTIONS 607.1301, 607.1302, AND 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTIONS 607.1301, 607.1302, AND 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT SET FORTH BELOW.

                                     SUMMARY

      If the Second-Step Transaction is implemented through a short-form or long-form merger, holders of the Shares who have not tendered their Shares in the Offer will have certain rights to dissent from the merger and obtain payment for the fair value of their Shares. In accordance with Section 607.1320 of the FBCA, if the Second-Step Transaction is required to be approved by the shareholders of Coast Dental, Coast Dental must state in the meeting notice that shareholders are or may be entitled to assert dissenters' rights and such meeting notice must be accompanied by a copy of Sections 607.1301, 607.1302, and
607.1320 of the FBCA. Shareholders who wish to exercise dissenters' rights must file with Coast Dental, before the vote on the Second-Step Transaction, a written notice of intent to demand the fair value of their Shares in the event the Second-Step Transaction is approved. Furthermore, if a shareholder vote is required, such shareholders must not vote their Shares in favor of the Second-Step Transaction.

      Within ten days after the Second-Step Transaction has been approved by the Board of Directors and, if necessary, the shareholders, Coast Dental must send to (1) all shareholders that have submitted a written notice of their intent to assert their dissenters' rights and did not vote in favor of the Second-Step Transaction, and (2) all shareholders if no shareholder vote was required, written notice of such approval of the Second-Step Transaction. In order to receive the fair value of the Shares, dissenting shareholders must within 20 days after Coast Dental gives such notice, file with Coast Dental a notice of his or her election to dissent, stating the shareholder's name and address, the number, classes, and series of Shares as to which he or she dissents, and a demand for payment of the fair value of his or her Shares and simultaneously deposit with Coast Dental his or her certificates for such Shares. Any shareholder failing to file such election to dissent within such 20 day period shall be bound by the terms of the proposed corporate action.

      Within 10 days after the shareholders may file their notice of election to dissent, or within 10 days after the merger is effected, whichever is later (but not later than 90 days after the date of the authorization of the plan of merger), Coast Dental must make a written offer to each dissenting shareholder in an amount Coast Dental estimates to be the fair value for such Shares and deliver a balance sheet and profit and loss statement of Coast Dental with such offer. If the merger has not been consummated within 90 days after authorization of the plan of merger, the offer may be made conditional upon the consummation of the merger. After Coast Dental's offer is made, a shareholder may not withdraw his or her notice of election to dissent without the consent of Coast Dental.

      If the dissenting shareholder accepts Coast Dental's offer within 30 days after the offer is made, Coast Dental must pay the shareholder for his or her Shares within 90 days after making the offer or upon the consummation of the merger, whichever is later. Once Coast Dental pays the shareholder the agreed upon value for his or her Shares, the dissenting shareholder ceases to have any interest in those Shares.

      If Coast Dental fails to make an offer within the required period or the dissenting shareholder fails to accept the offer within 30 days, then either Coast Dental or the dissenting shareholder who has not received payment for his or her Shares may petition a court in the county where the registered office of Coast Dental is located for an appraisal to determine the fair value of those Shares. If the court determines that an objecting shareholder is entitled to appraisal of his or her stock, the court may determine the fair value of the shareholder's Shares or appoint one or


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

more appraisers to determine that value. Any judgment entered pursuant to a court proceeding may include an allowance for interest. Costs and expenses of the proceeding (not including experts and attorneys' fees) will be determined by the court and assessed against Coast Dental or any dissenting shareholders whose refusal to accept Coast Dental's written offer to purchase their Shares was arbitrary, vexatious, or not in good faith.

      The foregoing summary of the rights of dissenting shareholders does not purport to constitute a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of Chapter 607, Part XIII of the Florida Business Corporation Act. Each shareholder desiring to exercise dissenters' rights should read Sections 607.1301, 607.1302, and 607.1320 of the Florida Business Corporation Act, the complete text of which is set forth below, for a complete statement of the shareholder's rights and the steps that must be followed in connection with the exercise of those rights.

                SECTIONS 607.1301, 607.1302, AND 607.1320 OF THE
                        FLORIDA BUSINESS CORPORATION ACT

607.1301 DISSENTERS' RIGHTS; DEFINITIONS.

The following definitions apply to ss. 607.1302 and 607.1320:

      (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.

      (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party:

                  1. If the shareholder is entitled to vote on the merger, or

                  2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

            (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

            (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;


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

            (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

            (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                  1. Altering or abolishing any preemptive rights attached to any of his or her shares;

                  2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                  3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                  4. Reducing the stated redemption price of any of the
            shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

                  5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

                  6. Reducing the stated dividend preference of any of the
            shareholder's preferred shares; or

                  7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

            (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

      (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

      (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

      (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

      (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

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

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

      (1)(a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

                  1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

                  2. Not vote his or her shares in favor of the proposed action.
            A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

            (b) If proposed corporate action creating dissenters' rights under
      s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

      (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

      (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

      (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

                  (a) Such demand is withdrawn as provided in this section;

                  (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

                  (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or


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

                  (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

      (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

      (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

      (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

      (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

      (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

      (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

      (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

      (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation


                                       11